UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STANCORP FINANCIAL GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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March 25, 2013

Fellow Shareholder:

On behalf of the Board of Directors, management and employees, it is my pleasure to invite you to attend the 2013 Annual Meeting of Shareholders of StanCorp Financial Group, Inc. The meeting will take place on Monday, May 13, 2013 at 11:00 a.m. Pacific Time at the Hilton Portland Executive Tower, located at 545 SW Taylor Street in Portland, Oregon. Information regarding the location and the business to be conducted at the meeting is contained in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

As we reflect on 2012, we faced significant challenges including persistent low interest rates, elevated claims incidence and a lack of organic growth within our customer base. I am pleased with how our Company has responded to these challenges. During the meeting we’ll present a brief report on 2012 results.

George J. Puentes has decided not to stand for re-election to our Board of Directors. We are grateful for his many contributions to StanCorp as a Director since 2009.

In December 2012, Debora D. Horvath was appointed to the Board of Directors. Ms. Horvath’s business leadership experience and extensive knowledge of information systems will be a great resource to our Company and our Board of Directors.

We hope that you will attend the meeting, but whether or not you are planning to attend, please vote your proxy via one of the methods available so that your shares can be represented at the Annual Meeting of Shareholders.

Sincerely,

J. Greg Ness

Chairman, President and Chief Executive Officer

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

Notice of Annual Meeting of Shareholders

Date:	May 13, 2013

Time:	11:00 a.m.

Place:	Hilton Portland Executive Tower

545 SW Taylor Street, Portland, OR 97204

Items of Business:

1.	Elect four Class II Directors;

2.	Ratify the appointment of Deloitte & Touche USA LLP as our independent registered public accounting firm for 2013;

3.	Re-approve and amend the Amended 2002 Stock Incentive Plan;

4.	Advisory approval of executive compensation; and

5.	Consider any other business properly brought before the Annual Meeting.

Record Date: March 8, 2013. Only StanCorp shareholders of record at the close of business on that date may vote at the meeting.

Proxy Voting: On March 25, 2013 the Company mailed to shareholders a “Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Monday, May 13, 2013,” containing instructions on how to access the Company’s 2013 Proxy Statement and 2012 Form 10-K.

The Proxy Statement and the 2012 Form 10-K are available at http://www.envisionreports.com/sfg.

There are four different ways to vote your shares:

By Internet:	You may submit a proxy or voting instructions over the Internet by following the instructions at http://www.envisionreports.com/sfg.

By Telephone:	You may submit a proxy or voting instructions by calling (800) 652-VOTE (8683) and following the instructions.

By Mail:	If you received your proxy materials via U.S. mail, you may complete, sign and return the accompanying proxy and voting instructions card in the postage-paid envelope provided.

In Person:

If you are a shareholder as of the record date, you may vote in person at the meeting. If you attend the meeting and intend to vote in person, please notify the Company’s personnel of your intent as you sign in for the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Holley Y. Franklin Corporate Secretary

March 25, 2013

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

PROXY STATEMENT

GENERAL INFORMATION

The Company’s shares of common stock trade on the New York Stock Exchange Euronext (“NYSE Euronext”) under the ticker symbol “SFG.” The Company has only one outstanding class of common stock that is eligible to vote. As of March 8, 2013 (the “Record Date”), the Company had 44,361,583 outstanding shares of common stock.

On behalf of the Board of Directors (the “Board”), the Company is soliciting your proxy for use at the 2013 Annual Meeting of Shareholders (“2013 Annual Meeting”) and at any adjournment of the meeting.

Voting Rights

Each share of the Company’s common stock is entitled to one vote on each proposal and with respect to each Director position to be filled. There is no cumulative voting. To be eligible to vote on matters coming before the 2013 Annual Meeting, you must own shares of the Company’s common stock on the Record Date. The Board has set the Record Date as the close of business on the Record Date. Your ability to vote by telephone or by the Internet will close at 11:59 p.m. Eastern time on May 12, 2013. If you choose to vote by mail, the Company must receive your proxy card prior to the 2013 Annual Meeting.

Voting by Proxy

The Company is soliciting a proxy from you on behalf of its Board. The proxy holder(s), the person(s) designated in the proxy to cast your vote, also known as “proxies,” will vote your shares according to your instructions. If you return your proxy signed, but without directions, the proxy holders will vote your shares in accordance with the recommendations of the Board with regard to Items 1, 2, 3, and 4. If other matters come before the 2013 Annual Meeting that require a shareholder vote, the proxy holders will vote your shares in accordance with the recommendation of the Board.

You have the right to revoke your proxy at any time up to the time your shares are voted. You have three ways to revoke your proxy. First, you may do so in writing. Please send your revocation to the Company’s Corporate Secretary, P12B, StanCorp Financial Group, Inc., P. O. Box 711, Portland, OR 97207. Your written revocation must be received by May 11, 2013. Second, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy the Company has received from you. Third, you can revoke your proxy by voting in person at the 2013 Annual Meeting. If you choose to vote in person, please let the Company’s personnel know that you are revoking a previously given proxy and are now voting in person.

Votes Required

Pursuant to Oregon law, the Company’s Articles of Incorporation and Bylaws, the election of nominees to the Board at the 2013 Annual Meeting requires a quorum. After achieving a quorum, the nominees receiving more votes “for” election than “against” election will be elected. For proposal 3 to pass at the 2013 Annual Meeting, at least a majority of the outstanding shares of common stock must be voted on the proposal, and a majority of the shares voted must be voted in favor of the proposal. Abstentions

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	1

are counted as votes cast and have the effect of “no” votes on proposal 3. Broker non-votes are not considered votes cast on proposal 3 and have no effect on the results of the vote. For any other proposal to pass at the 2013 Annual Meeting, the meeting must have a quorum and the proposal must receive more votes in its favor than were cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the 2013 Annual Meeting, but not voting.

Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. The Company’s Directors, officers or employees may solicit proxies on its behalf in person or by telephone, facsimile or other electronic means. The Company has also engaged the firm of Georgeson Inc. to assist in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson Inc. a fee of $6,000 plus expenses for their services.

In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE Euronext, the Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of StanCorp common stock.

MATTERS TO BE VOTED ON

Item 1 - Election of Directors

The Company’s business, property and affairs are managed under the direction of the Board. The Board is currently comprised of 11 Directors divided into three classes. Each of these classes serves a three-year term in office. At the 2013 Annual Meeting, shareholders will be requested to elect four Class II Directors for a three-year term. Class II currently consists of five Directors, four of whom have agreed to stand for re-election. One Class II Director, George J. Puentes, has decided not to stand for re-election at the 2013 Annual Meeting and the Board has decided to reduce the number of Directors to ten effective at the 2013 Annual Meeting.

At the request of the Nominating & Corporate Governance Committee, the Board is nominating the following four Directors for re-election. If any nominee should become unable to serve, the proxy holder will vote for the person or persons the Board recommends, if any.

Board of Director Nominees

Name	Age	Director Since	Experience	Independent (yes/no)

Debora D. Horvath	57	2012	Principal Horvath Consulting, former Executive Vice President JP Morgan Chase & Co.	yes

Duane C. McDougall	60	2009	Former President & CEO Willamette Industries	yes

E. Kay Stepp*	67	1997	Former President & CEO Portland General Electric	yes

Michael G. Thorne	72	1992	Former Director & CEO Washington State Ferry System	yes

*Ms. Stepp serves as the Lead Director. See below.

Debora D. Horvath was first elected a Director by the Board on December 7, 2012 and is a nominee for re-election as a Class II Director at the 2013 Annual Meeting. Ms. Horvath was recommended as a

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candidate by an independent Director and was chosen by the Board from among the pool of eligible candidates based on her extensive experience in leadership of global information technology organizations.

In 2012, the Board of Directors approved an amendment to the Corporate Governance Guidelines to provide that upon recommendation of the Nominating & Corporate Governance Committee, the retirement age for any Director may be waived for a period not to exceed one year if it is deemed to be in the best interests of the Company and its shareholders.

One Class II Director, Michael G. Thorne, will reach mandatory retirement age with the 2013 Annual Meeting. Mr. Thorne agreed to serve as a Class II Director for a period not to exceed one year at the request of the Board of Directors. One Class I Director, Stanley R. Fallis, will also reach mandatory retirement age with the 2013 Annual Meeting of Shareholders and at the request of the Board, has agreed to continue to serve as a Director for a period not to exceed one year.

Votes may not be cast for a greater number of Director nominees than four.

Board members of the Company also serve on the Board of the Company’s principal subsidiary, Standard Insurance Company. The Company’s Directors serve on the same board committees of Standard Insurance Company as they do for StanCorp.

The Company’s Articles of Incorporation include a majority vote standard for uncontested elections under which shareholders may vote “for” or “against”, or abstain with respect to each nominee, and a nominee will be elected only if shares voted “for” exceed shares voted “against.” Under Oregon law, an incumbent Director nominee who is not re-elected continues to serve on the Board until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that any nominee for Director as to whom a majority of the shares are voted “against” his or her election shall promptly tender his or her resignation to the Chair of the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Directors in Classes

Set forth below is information about each nominee and continuing Director as of December 31, 2012.

Name	Age	Director Since(1)	Position Held	Term Expires
Class I
Virginia L. Anderson	65	1989	Director	2015
Stanley R. Fallis	72	2006	Director	2015
Eric E. Parsons	64	2002	Director	2015

Class II
Debora D. Horvath	57	2012	Director	2013
Duane C. McDougall	60	2009	Director	2013
E. Kay Stepp	67	1997	Lead Director	2013
Michael G. Thorne	72	1992	Director	2013

Class III
Frederick W. Buckman	66	1996	Director	2014
J. Greg Ness	55	2009	Chairman	2014
Mary F. Sammons	66	2008	Director	2014

(1)	Directors elected prior to 1999 served on the Board of Standard Insurance Company, and became Directors of StanCorp Financial Group, Inc. during the reorganization in 1999.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	3

Business History, Qualifications, Skills and Expertise of Nominees for Election

Below are brief biographies for each of the four Director nominees. Following each Director’s biography is a description of the Director’s key qualifications, skills and experience that are important in light of StanCorp’s business and structure.

Debora D. Horvath.    Ms. Horvath is the Principal and Founder of Horvath Consulting LLC. From 2008 to 2010, Ms. Horvath was Executive Vice President for JP Morgan Chase & Co. From 2004 to 2008, Ms. Horvath was Executive Vice President and Chief Information Officer for Washington Mutual, Inc. Ms. Horvath, a 25-year veteran of General Electric Company (“GE”), also served 12 years as Senior Vice President and Chief Information Officer for the GE Insurance businesses. Ms. Horvath’s leadership of a global information technology organization and robust experience in information technology leadership positions make her an excellent fit to round out the skills the Board is seeking to maximize its oversight role.

Duane C. McDougall.    Mr. McDougall served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, Mr. McDougall served as Chief Accounting Officer and in other positions during his 22-year tenure with Willamette Industries, Inc. He serves as Chairman of the Board of Boise Cascade LLC, and is a director and Audit Committee Chair of The Greenbrier Companies, Inc. and Cascade Corporation. Prior to his resignation on December 31, 2011, he served as Chair of the Compensation Committee and a member of the Audit Committee of West Coast Bancorp. Mr. McDougall’s many years of experience as Chief Executive Officer and other executive leadership positions held during his 22-year tenure with Willamette Industries, Inc., his strong financial expertise, and service on other public company boards of directors make him an excellent fit for the Board.

E. Kay Stepp.    Ms. Stepp is the Company’s independent Lead Director. From 1994 to 2002, Ms. Stepp was Principal and Owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was President and Chief Operating Officer of Portland General Electric (“PGE”), a Portland, Oregon utility company. From 1978 to 1989, Ms. Stepp held various executive positions at PGE. From 2002 through 2009 Ms. Stepp served as Chair of the Corporate Board of Providence Health & Services. She is a director of Franklin Covey Co. and currently serves as Chair of the Organization & Compensation Committee. Ms. Stepp is a former director of Planar Systems, Inc. and a former director of the Federal Reserve Bank of San Francisco. Ms. Stepp received a BA from Stanford University and an MA from the University of Portland. Ms. Stepp brings a breadth of executive and governance experience to the board. Her past executive leadership roles in human resources, marketing, information technology and operations; her work as an executive coach to senior executives; and her service on diverse public and private company boards in the financial, retail, technology, manufacturing, services and consulting sectors make her an excellent member of the Board.

Michael G. Thorne.    From January 2002 to October 2004, Mr. Thorne was director and Chief Executive Officer of the Washington State Ferry System located in Seattle, Washington. From 1991 to 2001, Mr. Thorne was Executive director of the Port of Portland, a regional port authority responsible for ownership and management of marine terminals, airports and business parks, located in Portland, Oregon. From 1973 to 1991, Mr. Thorne served in the Oregon Legislature. He maintains an active ownership and management interest in the Thorne family farm near Pendleton, Oregon. Mr. Thorne’s considerable government and regulatory experience, combined with his background as a Chief Executive Officer and leadership role in business development make him an ideal member of the Board.

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Business History, Experience, Skills and Qualifications of Continuing Directors

Virginia L. Anderson.    Ms. Anderson is currently a Principal of VLA Consulting, a sole proprietorship. From May 2007 through November 2008, Ms. Anderson was President of the Safeco Insurance Foundation, a private charitable foundation established by Safeco Insurance in Seattle, Washington. From 1988 to April 2006, Ms. Anderson was the director of the Seattle Center, a 74-acre, 31-facility urban civic center, located in Seattle, Washington. Previously, Ms. Anderson spent ten years at Cornerstone Development Company, a Seattle real estate and property management firm, where she served as senior vice president of several key divisions. She has served on multiple corporate and civic boards, including Washington Energy Company, U.S. Bank of Washington, United Way of King County Annual Campaign and the University of Washington Foundation. Ms. Anderson received a BA from Southern Connecticut State University and a Master of Public Administration from the University of Washington. Ms. Anderson’s many years of experience as director of the Seattle Center, her real estate and property management experience, service on other company boards and her civic contributions make her a valued contributor to the Board and a prime example of the Board’s goal of retaining members with a breadth of business experience.

Frederick W. Buckman.    From March 2009 through August 2010, Mr. Buckman was President of the Power Group, a division of The Shaw Group Inc., a provider of engineering, design, construction, and maintenance services to government and private-sector clients in the energy, environmental, infrastructure, and emergency response markets. From 2007 to 2009 Mr. Buckman was Managing Partner, Utilities, of Brookfield Asset Management, a global asset manager focused on property, power and other infrastructure assets. From 1999 to 2006, Mr. Buckman served as Chairman of Trans-Elect, Inc. an independent company engaged in the ownership and management of electric transmission systems. Mr. Buckman is also President of Frederick Buckman, Inc., a consulting firm located in Vancouver, Washington. From 1994 to 1998 he served as President, Chief Executive Officer and director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman brings his extensive history as a business leader to the Board, and his demonstrated management ability at senior levels allows him to provide critical insight into the operational aspects of the Company.

Stanley R. Fallis.    From 1994 to 1999, Mr. Fallis was the Chair and Chief Executive Officer of Everen Clearing Corporation, a securities execution and clearing company, and the Senior Executive Vice President and Chief Administrative Officer for Everen Securities, Inc., a national full service brokerage firm. From 2001 until 2008, Mr. Fallis served as a director of Hines Horticulture, Inc., then one of the largest commercial nursery operations in North America, and served as Chair of the firm’s Audit Committee from 2001 to 2008. Mr. Fallis received a BS from the University of Idaho and an MBA from the University of Utah. Mr. Fallis’s leadership experience in the financial services industry and as audit chair of a public corporation make him a valuable contributor to the Company’s Audit Committee.

J. Greg Ness.    Mr. Ness is Chairman, President and Chief Executive Officer of StanCorp and the Company’s principal subsidiary, Standard Insurance Company, and has served in that capacity since December 2011. From July 2009 through November 2011, he served as President and Chief Executive Officer. He previously served as President and Chief Operating Officer beginning in September 2008. Prior to his appointment as President, Mr. Ness served in a variety of positions since 1979, including Senior Vice President of the Insurance Services Group, Senior Vice President of Investments, President of StanCorp Mortgage Investors, LLC and StanCorp Investment Advisers, Vice President and Corporate Secretary, and Vice President of retirement plans sales and marketing. Mr. Ness’s long history of service to the Company in many different capacities gives him a depth and breadth of experience that is an essential component of the leadership profile that the Board seeks in its membership and needed for service as Chairman of the Board.

Eric E. Parsons.    Mr. Parsons was Chairman of the Board from May 2004 through November 2011 and was Chief Executive Officer of StanCorp and the Company’s principal subsidiary, Standard

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	5

Insurance Company, from January 2003 through June 2009. From May 2002 to September 2008, Mr. Parsons also served as President of both entities. Prior to his appointment as President and Chief Executive Officer, Mr. Parsons was President and Chief Operating Officer of StanCorp and Standard Insurance Company in 2002. Prior to May 2002, he served as Chief Financial Officer and previously held management positions in finance, investments, mortgage loans and real estate. Mr. Parsons’ long history as an executive in various divisions of the Company and as President and Chief Executive Officer of Standard Insurance Company provide the in-depth knowledge of the Company’s operations and the depth of experience needed for service as a Director.

Mary F. Sammons.    Ms. Sammons is currently serving as a director for Rite Aid Corporation’s board of directors. Ms. Sammons served as the Chairman of Rite Aid Corporation from June 2010 until June 2012. From June 2007 through June 2010, Ms. Sammons was Chairman and Chief Executive Officer of Rite Aid Corporation. From December 1999 to September 2008, Ms. Sammons also served as President of Rite Aid Corporation. She has been a member of Rite Aid’s Board of directors since 1999 and Chief Executive Officer from 2003 to 2010. From January 1998 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., and from 1980 to 1998, she served in various senior executive positions for Fred Meyer. She is a director of Magellan Health Services, a specialty health care manager. Ms. Sammons brings a unique perspective to the Board through her extensive retail, marketing and operational experience. Her extensive Chief Executive Officer and senior executive experience allow her to provide valuable insight into Company financial operations and business issues facing the Company.

Item 2 - Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche USA LLP (“Deloitte & Touche”) as independent auditors for the year 2013. Although not required, the Board is requesting ratification by the Company’s shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company has been advised that representatives of Deloitte & Touche will be present at the 2013 Annual Meeting. They will be afforded the opportunity to make a statement and to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the years 2012 and 2011 were as follows:

	2012	2011
Audit Fees	$2,317,200	$1,881,286
Audit-Related Fees	599,487	479,235
Tax Fees	40,000	—
All Other Fees	27,200	—

Total	$2,983,887	$2,360,521

Audit fees were paid for audits of the financial statements and internal controls of the Company and its subsidiaries, and review of its quarterly financial statements. Audit-related fees were paid for an audit of the Company’s employee benefit plans, reports on Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”) of certain Company divisions and services rendered for other miscellaneous regulatory filings with the Securities and Exchange Commission. Tax fees include assistance with tax return preparation, tax planning, and other tax related services. All other fees include services provided in connection with participating in studies, surveys and other subscriptions, which took place in 2012.

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The Audit Committee has established a policy under which all services performed by the independent auditors must be approved in advance by the Audit Committee or, if such pre-approval of a particular activity is not feasible, by the Chair of the Audit Committee.

Item 3 - Proposal to Re-approve and Amend the Amended 2002 Stock Incentive Plan

Stock options and performance-based share awards granted under our Amended 2002 Stock Incentive Plan (the “2002 Stock Plan”) have been the two key elements of the long-term incentive component of our senior executive compensation program. In 2013, we added restricted stock unit (“RSU”) awards under the 2002 Stock Plan as a third element. We also make annual stock option or restricted stock unit grants to approximately 60 additional officers and other senior employees under the 2002 Stock Plan. The Board believes that these equity compensation programs continue to be important factors in our ability to attract, retain and motivate qualified executives and officers.

Summary of Proposed Amendments

Increase in Available Shares. As of February 28, 2013, out of a total of 4,800,000 shares of common stock reserved for issuance under the 2002 Stock Plan, only 594,566 shares remained available for future grants, and out of the subset of 1,100,000 shares available for stock awards other than options under the 2002 Stock Plan, only 408,926 shares remained available for future grants. These numbers assume maximum payout of all outstanding performance-based share awards, even though such maximum payouts are not expected to occur. The Board believes that additional shares will be needed to continue to provide equity incentives under the 2002 Stock Plan. Accordingly, the Board, on February 12, 2013, adopted amendments to the 2002 Stock Plan, subject to shareholder approval, to reserve an additional 2,200,000 shares of common stock for issuance under the 2002 Stock Plan, of which 600,000 shares would be available for stock awards other than options. These proposed amendments therefore increase the total shares reserved for issuance under the 2002 Stock Plan to 7,000,000 shares of which 1,700,000 may be issued as stock awards other than options. Grants of stock options under the 2002 Stock Plan, net of option cancellations, totaled 167,662 shares in 2010, 226,448 shares in 2011, and 214,283 shares in 2012. The number of shares that vested under performance share awards under the 2002 Stock Plan totaled 8,027 in 2010, 6,504 in 2011 and 9,200 in 2012. In February 2013, stock options for 163,367 shares, performance share awards for a maximum of 117,172 shares and restricted stock unit awards for 59,823 shares were granted under the 2002 Stock Plan.

Re-approval for 162(m) Qualification. Shareholder approval of this proposal will constitute re-approval of the per-employee limit on grants of stock options under the 2002 Stock Plan of 500,000 shares annually, the per-employee limit on grants of performance-based awards denominated in stock of 150,000 shares annually, the per-employee limit on grants of performance-based awards denominated in cash of $3,000,000 annually, and the list of business criteria for performance-based awards. Re-approval of these items is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code. See “Description of the Amended 2002 Stock Incentive Plan—Tax Consequences” below.

Description of the Amended 2002 Stock Incentive Plan

The complete text of the 2002 Stock Plan, marked to show the proposed amendments, is attached to this Proxy Statement as Exhibit A. The following description of the 2002 Stock Plan is a summary of certain provisions and is qualified in its entirety by reference to Exhibit A.

Eligibility.    Employees, officers and Directors of the Company or any subsidiary of the Company, and selected non-employee agents, consultants, advisors, product salespersons and independent contractors of the Company or any parent or subsidiary of the Company, are eligible to participate in the 2002 Stock Plan.

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Administration.    The 2002 Stock Plan is administered by the Board. The Board may delegate to a committee of the Board any or all authority for administration of the 2002 Stock Plan. The Board has delegated to the Organization & Compensation Committee general authority for making awards under the 2002 Stock Plan.

Term of Plan; Amendments.    The 2002 Stock Plan will continue until all shares available for issuance under the 2002 Stock Plan have been issued and all restrictions on such shares have lapsed. However, no awards will be made under the 2002 Stock Plan on or after the 10th anniversary of the last action by the shareholders approving or reapproving the 2002 Stock Plan. The Board may at any time modify or amend the 2002 Stock Plan in any respect, however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Stock Options.    The Organization & Compensation Committee determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the time or times at which the options may be exercised and whether the option is an Incentive Stock Option, as defined in Section 422 of the Code (“ISO”), or an option other than an ISO (“Non–Statutory Stock Option” or “NSO”). The option price cannot be less than the fair market value of the common stock covered by the option on the date of grant. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

Repricing Prohibition.    The 2002 Stock Plan provides that, unless shareholder approval is obtained, no stock option may be (1) amended to reduce the exercise price, or (2) canceled in exchange for cash, another award or any other consideration at a time when the exercise price of the option exceeds the fair market value of the common stock.

Stock Awards.    The 2002 Stock Plan provides that the Organization & Compensation Committee may issue stock awards, such as restricted stock unit awards, in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Organization & Compensation Committee may determine. The 2002 Stock Plan limits the aggregate number of shares that may be issued as stock awards or as payment under performance-based awards (as described below) to 1,700,000 shares.

Performance-Based Awards.    The Organization & Compensation Committee may grant performance-based awards denominated either in common stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Organization & Compensation Committee for the period covered by the award are met and the employee satisfies any other restrictions established by the Organization & Compensation Committee. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains and losses, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage ratio, assets under management, portfolio return, return on average equity, return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (“EBITDA”), non-premium earnings, net investment income and cash flows, or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance-based awards may be paid in cash or common stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No employee may be granted in any fiscal year performance-based awards denominated in common stock under which the aggregate amount payable under the awards exceeds the equivalent of 150,000 shares of common stock or performance-based awards denominated in dollars under which the aggregate amount payable under the awards exceeds $3,000,000. The 2002 Stock Plan limits the aggregate

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number of shares that may be issued as payment under performance-based awards or as stock awards to 1,700,000 shares. The payment of a performance-based award in cash will not reduce the number of shares reserved under the 2002 Stock Plan or the number of shares that may be issued as payment under performance-based awards or as stock awards.

Changes in Capital Structure.    The 2002 Stock Plan authorizes the Organization & Compensation Committee to make appropriate adjustment in outstanding options and awards and in shares reserved under the 2002 Stock Plan in the event of a stock split, recapitalization or in certain other transactions. The Compensation Committee also has discretion to convert options, to extend the post-termination exercise period of outstanding options and to accelerate the vesting of options at any time.

Tax Consequences.    The following description is a summary of the federal income tax consequences of awards under the 2002 Stock Plan. Applicable state, local and foreign tax consequences may differ.

Under federal income tax law in effect as of the date of this Proxy Statement, an optionee will recognize no regular income upon grant or exercise of an ISO. The amount by which the market value of shares issued upon exercise of an ISO exceeds the exercise price, however, may, under certain conditions, be taxed under the alternative minimum tax. If an optionee exercises an ISO and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of either of the holding periods specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. We will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an ISO. Upon any disqualifying disposition by an optionee, we will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Under federal income tax law in effect as of the date of this Proxy Statement, no income is generally realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary income, and we will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. We are required to withhold income taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of an NSO, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

An individual who receives a stock award under the 2002 Stock Plan will generally realize ordinary income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an individual who receives shares that are not substantially vested will realize ordinary income in each year in which a portion of the shares substantially vests. The amount of ordinary income recognized in any such year will be the fair market value of the shares that substantially vest in that year less any consideration paid for the shares. We will generally be entitled to a deduction in the amount includable as ordinary income by the recipient at the same time or times as the recipient recognizes ordinary income with respect to the shares. We are required to withhold income taxes on such income if the recipient is an employee.

Section 162(m) of the Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to certain of our most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	9

number of shares as to which options may be granted. Shareholder approval of the 2002 Stock Plan will constitute re-approval of the per-employee limit under the 2002 Stock Plan previously approved by the shareholders. Other requirements are that the option be granted by a committee of at least two outside Directors and that the exercise price of the option be not less than fair market value of the common stock on the date of grant. Accordingly, we believe that if this proposal is approved by shareholders, compensation received on exercise of options granted under the 2002 Stock Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Under IRS regulations in effect as of the date of this Proxy Statement, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the plan meet certain requirements. One of these requirements is shareholder approval at least once every five years of the performance criteria upon which award payouts may be based and the maximum amount payable under awards, both of which are set forth in Section 8 of the 2002 Stock Plan. Shareholder approval of the 2002 Stock Plan will constitute re-approval of the performance criteria and maximum amounts payable under performance-based awards previously approved by the shareholders. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside Directors and that no discretion be retained to increase the amount payable under the awards. We believe that, if this proposal is approved by the shareholders, compensation received on vesting of performance-based awards granted under the 2002 Stock Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Plan Benefits

Information regarding stock options and performance share awards granted in 2012 to the Named Executive Officers under the 2002 Stock Plan is set forth in the table under “Executive Compensation – Grants of Plan-Based Awards in 2012” below. Stock options for a total of 130,183 shares and performance share awards for a maximum total of 179,818 shares were awarded in 2012 to the eight executive officers as a group. Stock awards for a total of 25,799 shares were granted in 2012 to non-employee Directors. Stock options for a total of 137,850 shares were awarded in 2012 to employees who are not executive officers.

In February 2013, the Organization & Compensation Committee made its first grants of RSUs under the 2002 Stock Plan. An RSU obligates the Company upon vesting of the RSU to issue to the RSU holder one share of common stock. The RSUs become vested for 100% of the shares covered by each award on December 31, 2015, upon the earlier death or disability of the RSU holder, or if the RSU holder becomes entitled to severance benefits under his or her change of control agreement with the Company. The following table indicates the number and value of RSUs granted in February 2013 to the Named Executive Officers, to all executive officers as a group and to all employees (excluding executive officers) as a group:

	RSUs Granted in February 2013
Name	Dollar Value (1)	Number of Shares
J. Greg Ness	$620,160	16,083
Floyd F. Chadee	183,237	4,752
James B. Harbolt	126,862	3,290
Scott A. Hibbs	119,806	3,107
Daniel J. McMillan	126,862	3,290
All Executive Officers	1,356,772	35,186
All Employees excluding Executive Officers	950,003	24,637

(1)	“Dollar Value” equals the fair market value of the shares subject to RSUs on the grant date.

10	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Equity Compensation Plans

The Company has two active equity compensation plans, both of which have been approved by shareholders. These are the 2002 Stock Plan and the 1999 Employee Share Purchase Plan (“ESPP”).

The following table sets forth the shares to be issued subject to outstanding options and performance share awards, and the shares otherwise available for issuance under these plans, as of December 31, 2012:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,000,964	$42.17	2,475,173
Equity compensation plans not approved by security holders	—	—	—

As of December 31, 2012, there were 1,541,933 shares available for issuance under the ESPP and there were 933,240 shares available to be issued as options or stock awards under the 2002 Stock Plan. Of the shares available for issuance under the 2002 Stock Plan, only 585,921 shares could be issued as stock awards. Shares issuable under performance share awards are not included in calculating the weighted-average price of outstanding options, warrants and rights.

In February 2013, stock options for 163,367 shares, performance share awards for a maximum of 117,172 shares and restricted stock unit awards for 59,823 shares were granted under the 2002 Stock Plan. As of February 28, 2013, only 594,566 shares remained available for future grants, of which 408,926 shares remained available for stock awards other than options.

Item 4 - Advisory Proposal to Approve Executive Compensation

This Proxy Statement includes extensive disclosure regarding the compensation of the Company’s Named Executive Officers under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires the Company to submit to its shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this Proxy Statement. Accordingly, the Board has approved the submission of the following resolution to the shareholders for approval at the 2013 Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders, is approved.”

This proposal gives you as a shareholder the opportunity to endorse or not endorse the Company’s executive compensation program by voting for or against the above resolution. As discussed under “Compensation Discussion and Analysis” below, the Company’s executive compensation program has been carefully designed and implemented to attract, retain and motivate high quality executives, and to reward them appropriately for achievement of short and long term business objectives. Accordingly, the Board recommends that you vote “for” the above resolution.

Because the shareholder vote on the above resolution is advisory, it will not be binding on the Company, the Board or the Organization & Compensation Committee. The Company intends to carefully consider the results of the shareholder vote on this proposal, but will have no obligation to make any changes to its executive compensation program in response to a negative vote.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	11

Voting Recommendations

	Matter to be Voted On	Board Recommendation
Item 1	Election of Directors	FOR ALL
Item 2	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	FOR
Item 3	Proposal to Re-approve and Amend the Amended 2002 Stock Incentive Plan	FOR
Item 4	Advisory Proposal to Approve Executive Compensation	FOR

OTHER INFORMATION

Corporate Governance

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines (the “Guidelines”), which are available publicly at www.stancorpfinancial.com or upon written request of the Company’s Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207, set forth the principles by which the Board manages the affairs of the Company. Among other principles, the Guidelines specify Director qualifications and independence standards, new Director selection practices, responsibilities of Board members, compensation and the annual Board performance evaluation process. The Nominating & Corporate Governance Committee reviews the Guidelines on at least an annual basis.

Director Independence

The Board is comprised of a majority of Directors who qualify as independent under the NYSE Euronext listing standards. The Board reviews annually any relationship that each Director has with the Company (either directly, or as a partner, shareholder, officer or an employee of an organization with which the Company does business or makes charitable contributions). The Board’s review includes a qualitative and quantitative assessment of any relationships from the perspective of both the Director and the Company. Following such annual review, only those Directors whom the Board affirmatively determines have no material relationship with the Company are considered independent.

Under NYSE Euronext standards, each current Director is independent except for Chairman, President and Chief Executive Officer, J. Greg Ness.

Board Leadership

The Board places emphasis on independent Board leadership and has had a Lead Independent Director (“Lead Director”) since 2003. E. Kay Stepp was appointed as the Lead Director in May 2011. The Lead Director provides leadership and counsel to the independent Directors with an emphasis on the appropriate roles and responsibilities of the independent Directors. She enhances the effective functioning of the independent Directors by facilitating communications and collaboration between and among them. In conjunction with the Chairman of the Board, she provides leadership to the Board in reviewing and deciding upon matters that exert major influence on the manner in which the corporation’s business is conducted. She acts in a general advisory capacity to the Board in all matters concerning Board governance, activities, operations and performance, and performs such duties as may be conferred by law or assigned by the Board.

12	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

The Board believes that the optimal leadership structure for the Board and the Company is to combine the Chairman and Chief Executive Officer role. The Chief Executive Officer maintains primary management responsibility for the Company’s day-to-day operations and his experience and qualifications enable him to fulfill the responsibilities of Chairman of the Board.

J. Greg Ness is Chairman of the Board and presides at regular and special meetings of the Board, other than Executive Sessions. In conjunction with the Lead Director, he provides leadership to the Board in reviewing and deciding upon matters which exert major influence on the manner in which the Company’s business is conducted and he performs such duties as may be conferred by law or assigned by the Board.

Board Risk Oversight

The Board implements its risk oversight role by receiving and analyzing reports from management at each regular meeting on a wide variety of matters that may impact the Company’s assessment or acceptance of risk. The full Board or a committee of the Board receives these reports from the member of management with direct authority over the relevant matter or risk mitigation strategy. When a committee receives such reports, the committee chair reports on the substance of the matter and the committee’s analysis of management’s report to the full Board. Matters regularly reported on to the Board or a committee thereof include financial reporting, capital structure, legal matters, internal controls, compensation practices, incentives, and business operations.

The assumption of risk is inherent in many of the Company’s businesses, and management dedicates substantial time and resources to ensuring appropriate processes and controls exist for those businesses. Management is primarily responsible for assessing business risks and for implementing appropriate controls over risk and financial reporting.

In tandem with other committees of the Board, the Audit Committee oversees management’s effectiveness in assessing and controlling risk. This responsibility is documented in the Audit Committee’s charter, which is available at www.stancorpfinancial.com. The Audit Committee is also responsible for providing independent review and oversight of the Company’s financial reporting process and internal controls, and assisting the full Board in overseeing the integrity of the Company’s financial statements. The Audit Committee receives reports at each regular meeting from management, including the Vice President of Internal Audit and the Vice President and Corporate Actuary. The Audit Committee reports on its findings to the full Board at each regularly scheduled meeting.

The Nominating & Corporate Governance Committee is responsible for overseeing the Company’s ethics and compliance program and advising the Company on corporate governance practices in light of public company standards and legal and regulatory considerations. This Nominating & Corporate Governance Committee also has responsibility for overseeing Chief Executive Officer succession planning. These are important components in the Company’s overall efforts to reduce risks associated with conducting business.

The Organization & Compensation Committee is charged with overseeing and approving executive compensation, and routinely reviews the executive compensation program to ensure that incentives do not present inappropriate risk and are aligned with shareholder interests. In particular, the Organization & Compensation Committee pays considerable attention each year to balancing short and long-term compensation and incentives in a manner that encourages achievement of the Company’s publicly-stated long-term goals as an organization.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	13

Board of Directors and Committee Meetings, Membership, Attendance, Independence and Other Board Matters

Charters for the Audit, Nominating & Corporate Governance and Organization & Compensation Committees are available on the Company’s investor website, www.stancorpfinancial.com. Printed copies of these documents are available upon request of the Company’s Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207.

The full Board held 8 meetings during 2012. From time to time, the Board or its committees act by unanimous written consent when it is impractical for them to meet.

The following table shows the membership, summary of responsibilities and number of meetings in 2012 for each of the committees:

Committee	2012-2013 Membership*	Primary Responsibilities	Total number of meetings

Audit	Mary F. Sammons, Chair Frederick W. Buckman Stanley R. Fallis Duane C. McDougall George J. Puentes E. Kay Stepp	• provide independent review and oversight of the Company’s accounting and financial reporting processes and internal controls • oversee the independent registered public accountant’s appointment, compensation, qualifications, independence and performance • assist Board oversight of the integrity of the Company’s financial statements, assessment and management of Company risks, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal auditors	9

Nominating & Corporate Governance	E. Kay Stepp, Chair Virginia L. Anderson Duane C. McDougall Michael G. Thorne	• review the organization and structure of the Board • review the qualifications of and recommend candidates for the Board and its committees • oversee CEO succession planning • lead the Board and its committees in its annual performance evaluation • oversee the ethics and compliance programs • review Board compensation	6

Organization & Compensation	Frederick W. Buckman, Chair Virginia L. Anderson Stanley R. Fallis George J. Puentes Michael G. Thorne	• monitor CEO performance • review executive compensation and recommend changes, as appropriate • review certain organizational changes recommended by the CEO • oversee senior executive succession planning • oversee stock incentive and stock purchase plans	5

*Committee	appointments are made annually in conjunction with the May Annual Meeting of Shareholders

The Board has determined that Duane C. McDougall meets the qualifications of and has been designated as the Audit Committee Financial Expert in accordance with the requirements of applicable

14	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

SEC rules. The Board also has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under applicable NYSE Euronext and SEC rules. For additional information concerning the Audit Committee’s responsibilities, see the Report of the Audit Committee below.

Executive Sessions

Executive sessions of the Board are held at each regular meeting. Executive sessions are chaired by the Lead Director and take place without the presence of the Chief Executive Officer or other officers.

Attendance

Each Director attended greater than 90 percent of the aggregate number of Board meetings and meetings of committees of which he or she was a member. The Guidelines require attendance at each Annual Meeting of Shareholders. Each Director attended the 2012 Annual Meeting of Shareholders.

Transactions with Related Parties

The Nominating & Corporate Governance Committee also oversees the Company’s policies governing conflicts of interest and transactions with related parties. Directors and Executive Officers are required to disclose any related party transactions, as well as any actual or apparent conflicts of interest. The Company’s legal staff first reviews all such disclosures, and also reviews annually all other external affiliations and relationships of each Executive Officer and Director.

The Company’s Related Party Transactions Policy requires approval or ratification by the Nominating & Corporate Governance Committee of any transaction exceeding $120,000 in which the Company is a participant and any related party has a material interest. Related parties include the Company’s Executive Officers, Directors and their immediate family members.

This policy requires that if a related party transaction is identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve the transaction only if the transaction is found to be in, or not inconsistent with, the best interests of the Company and its shareholders. If advance approval of a transaction is not feasible, the transaction is considered for ratification at the Nominating & Corporate Governance Committee’s next regularly scheduled meeting. No Director or Executive Officer participates in any discussion or approval of related party transactions for which he or she is a related party. The policy generally does not require review of transactions for which disclosure is not required under SEC rules.

Communications with the Board

The Board welcomes communications from shareholders and other interested parties. Shareholders and interested parties may contact the Board by writing to:

Lead Director

c/o Corporate Secretary, P12B

StanCorp Financial Group, Inc.

PO Box 711

Portland, Oregon 97207

All shareholder communications and interested party concerns will be reviewed by the Lead Director.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	15

Director Nominations

StanCorp endeavors to maintain a Board representing a diverse spectrum of expertise, background, perspective and experience. In addition, a candidate for service on the Board of the Company should possess the following qualities:

A.	Sound judgment, good reputation and integrity, and should be a person of influence who is recognized as a leader in his/her community.

B.	A keen sense of the responsibilities of directorship and the ability to take a long-term, strategic view.

C.

The willingness and availability to attend at least 75 percent of all Board and committee meetings and to study background material in advance, and to otherwise fully perform all of the responsibilities associated with serving as a Director of the Company.

D.

An understanding of conflicts of interest and the willingness to disclose any real or potential conflict that would prevent or influence his/her acting as a Director in trust for shareholders of the Company.

E.

Be or become a shareholder of the Company. The candidate should have a positive conviction concerning the businesses of the Company, and be committed to serving the long-term interests of the Company’s shareholders.

F.

Be currently or formerly actively engaged in business, professional, educational or governmental work. Successful experience leading large organizations is preferred, as is ability, skills or experience in some or all of the following areas:

i)	Expertise in financial accounting and corporate finance.

ii)	An understanding of management trends in general.

iii)	Knowledge of the Company’s industry.

iv)	Leadership skills in motivating high-performance talent.

v)	The ability to provide strategic insight and vision.

G.

The willingness at all times to express ideas about matters under consideration at Board meetings. The candidate should have the ability to dissent without creating adversarial relations among Board members or management.

H.	The ability to meet any requirement of the Oregon Business Corporation Act and, to the extent applicable, of the Oregon Insurance Code.

I.	A reputation and a history of positions or affiliations befitting a director of a large publicly held company.

In conjunction with the Board’s annual self-assessment process, the Board considers the adequacy of the Board’s composition, including the number of directors as well as the skills, experience, expertise and other characteristics represented by the directors individually and collectively. Based upon this process, the Board will determine whether the Company should add one or more additional directors. If such a determination is made, the Board will develop a pool of nominees to be considered for each additional position.

Candidate Recommendations and Identification Process

Director or Officer Recommends a Potential Candidate.    If a Director or Executive Officer of the Company wishes to recommend a particular candidate for the Board, he or she will provide the Company with the name of the candidate as well as a brief description of the candidate’s current status, relevant experience and qualifications, contact information, and any other pertinent and

16	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

available information. This information should be communicated in writing or verbally to the Nominating & Corporate Governance Committee Chair.

The Nominating & Corporate Governance Committee Chair will arrange to discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will determine whether to reject or add the individual to the pool of eligible candidates.

The Director or Executive Officer making the nomination will be kept regularly apprised of any discussions and actions taken with respect to such nominee.

Search Firm.    The Company may elect to retain a search firm to identify potential candidates. The decision to retain a search firm shall be made by the Nominating & Corporate Governance Committee in consultation with the full Board. Any such search firm shall be formally retained by the Company’s Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee also will be responsible for reviewing and approving all fees and expenses charged by the firm.

The Nominating & Corporate Governance Committee Chair will coordinate communications with the search firm, and arrange to discuss the merits of any candidate recommended by the search firm with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

Shareholder Recommends a Potential Candidate.    In accordance with the procedures set forth below, shareholders and other interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee. Consistent with the Nominating & Corporate Governance Committee’s procedures for screening all candidates, such nominees are expected to embody the attributes listed above. In reviewing candidates referred by shareholders or other interested parties, the Nominating & Corporate Governance Committee also will give due consideration to any desired skills, experience, expertise or other characteristics as identified by the Board in its annual self-assessment process.

Shareholders and interested parties may recommend director candidates to the Nominating & Corporate Governance Committee by writing the Company’s Corporate Secretary at P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207. Such recommendations will be accepted in the month of June of each year, and should be accompanied by the candidate’s name and information regarding his or her qualifications to serve as a Director of the Company.

Following receipt of such a recommendation, the Nominating & Corporate Governance Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and arrange to review the qualifications and discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

As set forth below in “Shareholder Nominations and Proposals for 2014,” the Company’s Bylaws also provide shareholders with a separate process by which director candidates can be nominated for election at an Annual Meeting of Shareholders.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	17

Interview and Selection Process.    The Nominating & Corporate Governance Committee, in consultation with the full Board, shall determine whether to interview any individuals in the pool of eligible director candidates.

Following the interview process, the Nominating & Corporate Governance Committee Chair will lead a discussion with the Nominating & Corporate Governance Committee regarding the relative merits and qualifications of the candidates and whether the Company should extend an offer to any such candidate. The Nominating & Corporate Governance Committee will, in turn, develop a recommendation to the full Board in that regard. No offer will be extended to a director candidate unless the candidate has been discussed with the full Board and the full Board has approved making such offer.

The Nominating & Corporate Governance Committee Chair shall, in the course of regularly scheduled Board meetings, keep the full Board informed of all significant developments in regard to the director interview and selection process. The Nominating & Corporate Governance Committee Chair also shall regularly consult with the Company’s Chief Executive Officer in regard to the need for new directors, the qualifications of director candidates and any recommendations regarding such candidates. Any final decisions in that regard, however, are to be made by the Board in their sole discretion.

Additional Materials Available Online

Shareholders and other interested parties may view the Guidelines, Codes of Business Conduct and Ethics for the Board of Directors, senior officers and employees, as well as other documentation concerning the Board and governance structure at www.stancorpfinancial.com. Print copies of these documents are available upon request to Investor Relations, PO Box 711, Portland, Oregon 97207.

Report of the Audit Committee

The Audit Committee operates pursuant to a Charter approved by the Company’s Board. The Audit Committee reports to the Board of Directors and is responsible for providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls and overseeing the independent auditor’s appointment, compensation, qualifications, independence, and performance. The Audit Committee Charter sets out the responsibilities, authority, and specific duties of the Audit Committee. The Charter specifies, among other things, the purpose and membership requirements of the Audit Committee as well as the relationship of the Audit Committee to the independent accountants, the Internal Audit department, and management of the Company. All members of the Audit Committee are independent as such term is defined by the SEC and in the listing requirements of the NYSE Euronext.

The Audit Committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2012:

•	The Audit Committee has completed its review and discussion of the Company’s audited financial statements with management;
•

The Audit Committee has discussed with the independent auditors, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

18	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

•

The Audit Committee has received the written disclosures and the letter from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence from the Company; and

•

The Audit Committee has, based on its review and discussions with management of the Company’s 2012 audited financial statements and discussions with the independent auditors, recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K.

Audit Committee

Mary F. Sammons, Chair	Frederick W. Buckman
Stanley R. Fallis	Duane C. McDougall
George J. Puentes	E. Kay Stepp

Beneficial Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth those persons known to us to be beneficial owners of more than five percent of the Company’s common stock as of December 31, 2012. In furnishing this information, the Company relied on information filed by the beneficial owners with the SEC.

	Common Stock Beneficially Owned

Name	Direct	Vested Options	% of Class
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	2,997,949	N/A	6.7%
RS Investment Management Co. LLC 388 Market Street, San Francisco, CA 9411	2,795,315	N/A	6.3
The Vanguard Group, Inc. 100 Vanguard Blvd, Malvern, PA 19355	2,691,230	N/A	6.1
Franklin Resources, Inc. One Franklin Parkway, San Mateo, CA 94403	2,462,400	N/A	5.5

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	19

Share Ownership of Directors and Officers

The following table sets forth information regarding the beneficial ownership, as of December 31, 2012, of the Company’s common stock by each Director and nominee, the Chief Executive Officer and certain Executive Officers, and by Directors, nominees and Executive Officers as a group. The table also includes stock options that vested on or before March 1, 2013.

	Common Stock Beneficially Owned

Name	Direct	Vested Options	% of Class
Virginia L. Anderson	5,432	49,901	*
Frederick W. Buckman	19,591	49,901	*
Stanley R. Fallis	8,403	25,901	*
Debora D. Horvath	—	—	*
Duane C. McDougall	5,839	7,401	*
Eric E. Parsons	127,782	439,400	1.3%
George J. Puentes	4,793	5,881	*
Mary F. Sammons	4,411	10,901	*
E. Kay Stepp	7,460	37,901	*
Michael G. Thorne	15,163	41,901	*
J. Greg Ness	56,612	333,922	*
Floyd F. Chadee	14,391	75,897	*
James B. Harbolt	5,214	23,553	*
Scott A. Hibbs	17,438	74,813	*
Daniel J. McMillan	1,809	19,691	*
Executive Officers and Directors as a Group (18 individuals)	307,816	1,302,950	3.5
*	Represents holdings of less than one percent.

Compensation Discussion and Analysis (“CD&A”)

Our Company and 2012 Business Highlights

We are a financial services company headquartered in Portland Oregon. We operate through two reportable segments: Insurance Services and Asset Management. The Insurance Services segment offers group and individual disability insurance, group life and AD&D insurance, group dental and group vision insurance, and absence management services. The Asset Management segment offers full-service 401(k) plans, 403(b) plans, 457 plans, defined benefit plans, money purchase pension plans, profit sharing plans and non-qualified deferred compensation products and services. This segment also offers investment advisory and management services, financial planning services, origination and servicing of fixed-rate commercial mortgage loans, individual fixed-rate annuity products, group annuity contracts and retirement plan trust products. For more information about our business, see our Annual Report on Form 10-K for the year ended December 31, 2012.

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Despite the challenges faced in 2012, we performed well in the following areas:

•	Shareholder Returns: We returned approximately $51 million to our shareholders through stock repurchases and dividends. In 2012, we increased the amount of our annual dividend by 4.5%.
•	Pricing: During 2012, we made good progress in implementing pricing actions to address continued elevated group long term disability claims incidence and the low interest rate environment.
•	Strong Balance Sheet: Despite economic headwinds, we maintained a strong balance sheet and capital position.
•	Book Value Per Share: We grew book value per share by 8.6% from $44.96 at December 31, 2011, to $48.83 at December 31, 2012.
•	Asset Management Earnings: We grew earnings in our Asset Management segment by 4%.

In an environment of continued slow economic growth characterized by persistent high unemployment, elevated claims incidence and historic low interest rates we are committed to providing superior service to our customers, maintaining our stable financial position, returning value to shareholders and retaining key leadership talent. In making 2012 compensation decisions, the Committee considered our financial results against our operating plan on both an overall and a divisional basis.

Named Executive Officers

The Named Executive Officers who appear in the compensation tables of this Proxy Statement are:

Name	Position Held
J. Greg Ness	Chairman, President and Chief Executive Officer (“CEO”)
Floyd F. Chadee	Senior Vice President and Chief Financial Officer (“CFO”)
James B. Harbolt	Vice President Insurance Services Group
Scott A. Hibbs	Vice President Asset Management Group
Daniel J. McMillan	Vice President Insurance Services Group

Executive Compensation Highlights

The Organization & Compensation Committee (the “O & C Committee”) of the Board made the following key compensation decisions in or for 2012:

•	Increased the base salaries of four Named Executive Officers, including the Chief Executive Officer, whose salaries were below the median of survey data for their positions.
•	Increased the target short term incentive percentage and target long term incentive award value for the Chief Executive Officer to position his compensation near the median of peer group data.
•	Increased the maximum annual incentive payout levels from 150% to 200% of target to provide greater potential rewards for exceptional performance.
•	Modified the performance criteria under the short-term incentive program and the long-term performance share program to refine alignment to short and long-term Company performance.
•	Approved the Chief Executive Officer’s request for a $180,000 discretionary reduction in his own calculated short term incentive payout to better align with payout percentages of other officers.

The O & C Committee also decided on the following significant changes to our compensation programs for implementation in 2013:

•

Added time-based restricted stock unit awards (“RSUs”) as an additional component of our long-term incentives to conform to the most prevalent market practice as reported by Mercer. In 2013, 25% of the Target LTI Value for each Named Executive Officer was allocated to RSUs, with corresponding reductions in the portions allocated to stock options and performance shares.

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•	Eliminated tax gross-ups on the tax and financial planning benefits provided to executives.
•	Adopted an incentive compensation recoupment, or “clawback” policy.

Say-on-Pay Vote Results

The Board of Directors has adopted a policy providing for an annual advisory shareholder vote to approve our executive compensation. The non-binding proposal regarding compensation of the Named Executive Officers submitted to shareholders at our 2012 Annual Meeting was approved by 96% of the votes cast. The Committee considered this favorable vote of the shareholders as a strong endorsement of our compensation program and therefore has not made, and is not considering, any changes to the compensation program in response to that vote.

Compensation Philosophy

Our compensation program is designed to meet the following key objectives:

•	Align compensation so that goals are tied to actual business results.
•	Provide total compensation that allows us to attract and retain high-quality executives and compete with other organizations nationwide for executive talent.
•	Provide incentives to reward achievement of short and long-term profitability, growth and expense control goals that deliver value to shareholders.
•	Ensure that the interests of our Executive Officers are aligned with those of our shareholders through grants of equity.
•

Motivate our officers to deliver superior performance without encouraging unnecessary or excessive risk taking by aligning incentives with long-term financial objectives where possible and ensuring adequate controls exist over achievement of incentive pay.

In making decisions with respect to the executive compensation program or any specific element of compensation, the O & C Committee considers the total current compensation that may be awarded to the officer, including salary, benefits and short and long-term incentive compensation.

Elements of Compensation

The following table outlines the elements that comprise the total compensation awarded to our Named Executive Officers:

Compensation Component	Description	Purpose
Base Salary	Fixed compensation. Reviewed annually and adjusted when and if appropriate	Intended to compensate fairly for performance and the responsibilities of the position
Short-Term Incentive Plan (“STIP”)	Variable annual performance based incentive compensation	Intended to reward achievement of annual goals
Long-Term Incentives	Variable three-year performance share awards and stock options	Intended to reward achievement of long term goals and stock price appreciation
Defined benefit and defined contribution retirement plans	Qualified and supplemental nonqualified retirement benefits	Intended to provide benefits that support employees in attaining financial security
Change of Control Arrangements	Cash severance benefits, option acceleration and pro-rated performance share target payouts, with no tax gross-ups	Intended to provide continuity of management in the event of a change of control

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Pay for Performance

The O & C Committee is committed to tying the compensation of our Named Executive Officers to Company performance. Therefore, a key focus for the O & C Committee is the mix between an officer’s base salary, target annual incentive, and target long-term incentive (“LTI”) value for equity awards granted in the year. As shown on the following chart, 79% of the Chief Executive Officer’s 2012 target compensation was based on Company performance and was therefore ‘‘at risk.’’ Similarly, 64% of the total target compensation of our other four Named Executive Officers was based on Company performance and was therefore “at risk.”

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We did not achieve the performance goals for our 2010-2012 performance share awards and the majority of the stock options granted in recent years remain underwater. Therefore, Mr. Ness’s earned compensation in 2012 was below his target compensation. The following chart shows Mr. Ness’s earned compensation as compared to target compensation by component:

To illustrate the rigor of our pay for performance standards as applied to the three-year performance share awards we made to the Chief Executive Officer for the last three completed performance periods, the following table compares the grant date value of each award as disclosed in the Summary Compensation Table for the applicable grant year with the actual value realized on vesting under each award as disclosed in the Option Exercises and Stock Vested table for the final year of the applicable performance period:

Performance Share Awards for J. Greg Ness

Performance Period(1)	Grant Date Value	Value Realized on Vesting
2010-2012	$669,076	$—
2009-2011	210,541	46,048
2008-2010	385,179	68,568
(1)	Awards for 2008-2010 and 2009-2011 performance periods were granted before Mr. Ness was promoted to Chief Executive Officer

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Use of Market Data

The Company is a complex organization and the O & C Committee necessarily must make each compensation decision in the context of the particular executive, including the characteristics of the business or market in which the individual operates and the individual’s specific roles, responsibilities, qualifications and experience. The O & C Committee reviews competitive market data provided by its compensation consultant, Mercer, as one tool to establish a competitive range of base salary and short and long-term incentive compensation. We use two information sources. The first is a “peer” group of thirteen insurance industry companies selected by the O & C Committee based on comparability to the Company on several financial metrics including annual revenues, net income, total assets and market capitalization. In November 2011, when the O & C Committee reviewed data for 2012 compensation decision-making purposes, this group consisted of the following companies, which is the same peer group used in the prior year:

American Financial Group Inc.	Protective Life Corporation
American National Insurance Company	Symetra Financial Corporation
Arch Capital Group Ltd.	The Phoenix Companies Inc.
Axis Capital Holdings Ltd.	Torchmark Corporation
Delphi Financial Group, Inc.	Transatlantic Holdings Inc.
Everest Re Group Ltd.	Unitrin, Inc.
FBL Financial Group, Inc.

The second information source we use is a broader market composite by position prepared by Mercer based on data from three published compensation surveys in which we participate and trended forward using a 2.9% annual growth rate. The following published compensation surveys were used in the analysis for 2012 compensation:

•	LOMA (Life Office Management Association), 2011 Executive Compensation Survey
•	Mercer, 2011 Executive Compensation Survey
•	Towers Watson, 2010/2011 Report on Top Management Compensation

When collecting data from the published compensation surveys, Mercer used data for similar sized companies (approximately $17 billion of average assets) in the non-healthcare insurance, finance and banking industries.

Base Salaries

Base salaries are established by the O & C Committee based on the executive’s performance, level of responsibility, and length of time in the position. The O & C Committee also considers market and competitive practices including peer group data and salary survey data prepared by Mercer. Generally, it is the O & C Committee’s intent to target executives’ base salaries near the 50th percentile of the survey data and the peer data. Salary levels are in line with our philosophy and historical practice of placing greater emphasis on performance based compensation as a component of the overall compensation package and our goal of attracting and retaining high quality executives.

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The following table shows the 2011 salaries approved by the O & C Committee for the Named Executive Officers in its annual review of base salaries in December 2010 and the 2012 salaries approved by the O & C Committee in its similar annual review in December 2011. The salary increases approved for 2011 and 2012 were effective in the second half of March of the respective years.

Name	2011 Salary	2012 Salary	Survey Median	Peer Median	Percentage Increase
J. Greg Ness	$775,000	$925,000	$930,000	$1,025,000	19.4%
Floyd F. Chadee	510,600	510,600	431,000	559,000	—
James B. Harbolt	335,000	360,000	358,000	425,000	7.5
Scott A. Hibbs	335,000	350,000	378,000	425,000	4.5
Daniel J. McMillan	335,000	360,000	358,000	425,000	7.5

The O & C Committee approved a 19.4% salary increase for Mr. Ness in light of his increased responsibilities as Chairman of the Board and in recognition of his exceptional performance in leading the Company through continuing economic turbulence. After the increase, his salary was at the median of the survey data, but still well below the median of the peer group data for his position. Mr. Chadee did not receive a salary increase in 2012 because his salary was already above the survey median and closer to the peer group median for his position. The O & C Committee approved 7.5% salary increases for Mr. Harbolt and Mr. McMillan, the co-leaders of our Insurance Services Group, to bring their salaries up to the median of the survey data for their positions and to recognize their strong and consistent leadership over the Company’s largest income producing business segment during a period of continuing pressure on results due to external economic factors. The O & C Committee approved a 4.5% salary increase for Mr. Hibbs in recognition of his leadership of the Asset Management Group in 2012 and to cover a portion of the sharp 12% increase in the survey data median salary for his position that occurred from the 2010 to 2011 data.

Short-Term Incentive Plan

Annual incentives are paid to Named Executive Officers under the Company’s STIP. The O & C Committee establishes a target incentive for each Named Executive Officer expressed as a percentage of salary paid during the year. In past years, the maximum incentive opportunity under the STIP was 150% of the target incentive. For the 2012 STIP, the O & C Committee decided to increase the maximum incentive opportunity to 200% of the target incentive to provide greater potential rewards for exceptional performance. Minimum, target and maximum award levels for the 2012 STIP were:

	2012 Award Level
Name	Minimum	Target	Maximum
J. Greg Ness	62.5%	125.0%	250.0%
Floyd F. Chadee	37.5	75.0	150.0
James B. Harbolt	32.5	65.0	130.0
Scott A. Hibbs	32.5	65.0	130.0
Daniel J. McMillan	32.5	65.0	130.0

In the O & C Committee’s annual review in December 2011, the target incentive as a percentage of salary for Mr. Ness was increased from 100% to 125% to position him appropriately at the median against peer group data. The target incentive percentages for Mr. Chadee, Mr. Harbolt, Mr. Hibbs and Mr. McMillan remained unchanged.

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2012 STIP Performance Goals and Results

For 2012, the O & C Committee decided to simplify the structure of the STIP, create substantial uniformity of goals among the Named Executive Officers, and focus all of them on the key 2012 financial and operational goals for our business. Accordingly, the O & C Committee approved the following changes to the STIP goals:

•	The financial goals component was modified to give all Named Executive Officers the same four goals with the same 15% weighting.

•

All Named Executive Officers were given four organizational priority goals with the same 7.5% weighting. At least three of the four organizational priority goals of each Named Executive Officer are shared with other Named Executive Officers.

•	The weighting of the discretionary component was reduced from 20% to 10%.

The performance goals for the 2012 STIP, and the results and payout percentages for each goal, are shown on the following table:

		Performance Goals
2012 STIP Components	Weight	50% Threshold	100% Target	200% Maximum	Results	Payout %
(Dollars in millions—except per share data)
Financial Component:
Adjusted Earnings Per Share(1)	15.0%	$3.01	$3.44	$3.87	$3.27	80.2%
Adjusted Revenues(2)	15.0	2,679.1	2,812.9	2,908.9	2,907.1	198.1
Adjusted Income Before Income Taxes(3)	15.0	172.9	201.6	230.6	193.7	86.2
Adjusted Operating Expenses(4)	15.0	493.0	485.0	473.0	459.0	200.0
Organizational Priorities:
EB Customer Satisfaction Survey Results(5)	7.5	79.1%	86.4%	87.8%	81.3%	65.1
Information Technology Major Projects Completed	7.5	2	3	5	3	100.0
Capital/Tax Planning Projects Completed	7.5	1	2	3	3	200.0
Talent Development:
High Performer Turnover Percentage(6)	3.75	5.5%	5.1%	4.7%	3.6%	200.0
High Potential Employee Development Plans Score(7)	3.75	2.5	3	4	4	200.0
Discretionary	10.0	n/a	n/a	n/a	n/a

(1)

Reported consolidated earnings per share are adjusted to exclude after-tax costs of operating expense reduction initiatives, after-tax net capital gains and losses, and after-tax interest expense incurred on $250 million of senior notes issued in August 2012 for the period until proceeds were used to repay $250 million of prior senior notes in September 2012. Target adjusted earnings per share of $3.44 represented a 30% decrease from 2011 performance.

(2)	Reported consolidated revenues are adjusted to exclude net capital gains and losses. Target adjusted revenues of $2,812.9 million represented a 2% decrease from 2011 performance.

(3)

Reported consolidated income before income taxes are adjusted to exclude net capital gains and losses, costs of operating expense reduction initiatives and excess interest from the senior note refinancing referred to in footnote (1) above. Target adjusted income before income taxes of $201.6 million represented a 5% decrease from 2011 performance.

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(4)

Reported consolidated operating expenses are adjusted to exclude costs of operating expense reduction initiatives and compensation expense under short-term incentive plans. Target adjusted operating expenses of $485 million represented a 5% increase from 2011 performance.

(5)

Percentage of our current and former group disability and life insurance policyholders who were “highly satisfied” (rated us 8 -10 on a 10 point scale) overall with their working relationships and interactions with the Company, as reflected in customer surveys conducted in 2012.

(6)	Percentage of employees who earned ratings of “outstanding” or “exceeds expectations” in 2011 who voluntarily terminated their employment in 2012, excluding retirements.

(7)	Progress of each identified high potential employee in 2012 against individual development plan is scored on a scale of 1 to 5 and then averaged across the Company.

The 2012 STIP for Mr. Ness included all of the Organizational Priority goals listed in the above table. For Mr. Chadee, the 2012 STIP included the Information Technology, Talent Development and Capital/Tax Planning goals, and one additional individual goal. For each of Mr. Harbolt, Mr. Hibbs and Mr. McMillan, the 2012 STIP included the EB Customer Satisfaction, Information Technology and Talent Development goals, and one additional individual goal.

Payout percentages approved by the O & C Committee under the discretionary portion of the 2012 STIP as a percentage of target were 150.0% for Mr. Ness, 130.0% for Mr. Chadee, 90.0% for Mr. Harbolt, 180.0% for Mr. Hibbs, and 140.0% for Mr. McMillan. STIP payouts for the individual organizational priority goals not shown in the table above as a percentage of target were 0.0% for Mr. Chadee, 0.0% for Mr. Harbolt, 86.7% for Mr. Hibbs, and 0.0% for Mr. McMillan.

Based on the results reported in the paragraph and table above, the calculated amounts of total STIP payouts as a percentage of target for 2012 were 142.1% for Mr. Ness, 135.2% for Mr. Chadee, 121.1% for Mr. Harbolt, 136.6% for Mr. Hibbs, and 126.1% for Mr. McMillan. After these STIP payout percentages were calculated, Mr. Ness requested that the O & C Committee exercise its discretion to reduce his STIP payout. After consultation with Mr. Ness, the O & C Committee expressed its continued support for him, and agreed to reduce his STIP payout percentage to 125.8% to better align his payout with the other executive officers, thereby eliminating his payout under the discretionary portion and slightly reducing his payout under organizational priority goals.

Long-Term Incentive Component

The long-term incentive component of our executive compensation program consists of performance share awards and stock options. These incentives are designed to align the interests of our officers with those of our shareholders, to reinforce management’s long-term focus on corporate performance, and to provide an incentive for key executives to remain with the Company for the long term. Because all of our long-term incentives are stock-based, these incentives carry a significant exposure for the executives to downside equity performance risk.

In setting the target long-term incentive value (“Target LTI Value”) for awards granted in early 2012, the O & C Committee considered peer group and market survey data provided by Mercer. The O & C Committee considered internal equity and applied judgment in weighing the relative contributions and responsibilities of the executives along with executives’ experience, tenure in their position and the economic environment. The following table shows the Target LTI Values approved by the O & C Committee for each Named Executive Officer in 2011 and 2012:

Name	2011 Target LTI Value	2012 Target LTI Value	LTI Survey Median Value	LTI Peer Median Value	Percentage Increase
J. Greg Ness	$1,800,000	$2,200,000	$3,027,000	$1,983,000	22.2%
Floyd F. Chadee	650,000	650,000	738,000	495,000	—
James B. Harbolt	350,000	350,000	366,000	333,000	—
Scott A. Hibbs	350,000	350,000	376,000	333,000	—
Daniel J. McMillan	350,000	350,000	366,000	333,000	—

28	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

The Target LTI Value for Mr. Ness for 2012 increased by $400,000 to $2,200,000 to position his award moderately above the median of the peer group data for his position, although still below the median of the survey data. The O & C Committee determined that no other LTI adjustments were necessary in 2012 as the Target LTI Values for the other Named Executive Officers in 2011 were already near the average of the survey and peer group medians for their positions.

For awards made in 2012, the O & C Committee decided to continue the allocation approach initiated in 2009 whereby 25% of the Target LTI Value is allocated to each of stock options and performance shares, and executives are allowed to make an advance election regarding the allocation of the remaining 50% of the Target LTI Value. For all Named Executive Officers, the portion of the Target LTI Value allocated to performance shares was converted into a target number of shares using a stock price of $33.21, which was the average closing price of our common stock for the last three months of 2011. The portion of the Target LTI Value allocated to stock options was converted into a number of option shares based on an option value of $11.92 which was the Black Scholes value at the end of 2011 of an option granted with an exercise price of $33.21. This approach to allocating Target LTI Values reflects the O & C Committee’s recognition that each executive is the best judge of which long-term incentive provides him the greater motivation. We believe that this increases the perceived value of the awards to the executives and further aligns the interests of executives with those of shareholders.

2012 Long-Term Incentive Awards

The following table shows the Target LTI Value awarded to each Named Executive Officer in 2012, the allocation of such value between stock options and performance shares based on each Named Executive Officer’s election, and the resulting number of stock options and performance shares awarded:

		Stock Options		Performance Shares

Name	Target LTI Value	Percent	Quantity	Percent	Target	Maximum
J. Greg Ness	$2,200,000	30.0%	55,358	70.0%	46,371	92,742
Floyd F. Chadee	650,000	50.0	27,260	50.0	9,786	19,572
James B. Harbolt	350,000	25.0	7,339	75.0	7,904	15,808
Scott A. Hibbs	350,000	50.0	14,678	50.0	5,270	10,540
Daniel J. McMillan	350,000	25.0	7,339	75.0	7,904	15,808

Performance Shares

Performance shares, which are issuable only if performance criteria specified in the award agreement are met, are an integral part of our long-term incentive program. Performance shares focus the recipients on designated long-term performance goals and vest only to the extent those goals are met. The O & C Committee makes annual performance share awards with payouts based on our financial performance over the three-year performance cycle commencing with the year the award is made as shown on the following table:

Award Year	Performance Period	Scheduled Payout
2010	2010-2012	2013
2011	2011-2013	2014
2012	2012-2014	2015

In 2012, the O & C Committee made a performance share grant to each Named Executive Officer with vesting based on achievement of performance goals over the period of 2012 to 2014.

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For performance share awards made in 2012, the O & C Committee modified the manner of measuring comparative premium growth and comparative Total Shareholder Return (“TSR”) to base payouts on the ranking of Company’s performance within a peer group, and added a performance goal for comparative return on equity. The performance criteria for the 2012 awards consist of the following components:

•

Premium Growth Rank, which is based on the percentage increase in premiums for group life, AD&D and disability insurance product lines from 2011 to 2014 reported by us and by a peer group of nine competitors in those product lines (weighted at 50%). The ten companies, including us, will be ranked based on the premium growth percentage of each, and the payout level determined as described below. The nine competitors for this performance goal are Aetna Inc., Assurant, Inc., CIGNA Corporation, The Hartford Financial Services Group, Inc., Lincoln National Corporation, MetLife, Inc., Principal Financial Group, Inc., Prudential Financial, Inc., and Unum Group. These companies were selected by the O & C Committee based on comparability to the Company in terms of having significant group life, AD&D and disability insurance product lines. Because this performance goal only includes these specific product lines, the selection of the nine competitors was not based on comparability to the Company on company-wide financial metrics such as revenues or asset size.

•

TSR Rank, which is based on the TSR on our common stock and on the common stock of nine competitors for the performance period (weighted at 25%). The ten companies, including us, will be ranked based on the TSR of each, and the payout level determined as described below. The nine competitors for this performance goal are the same as those used for the premium growth performance goal, except that Aetna Inc. and CIGNA Corporation are not included and Protective Life Corporation and Symetra Financial Corporation are added. For this component, Aetna and CIGNA are not included as peer companies because they are primarily medical/health plan carriers. Protective Life and Symetra Financial Corporation are included because they are more similar in size and are included in our compensation peer group.

•

Return on Equity (“ROE”) Rank, which is based on the average of the net income return on equity (excluding accumulated other comprehensive income (loss)) achieved for each of the three years of the performance period by us and by nine competitors (weighted at 25%). The ten companies, including us, will be ranked based on the average return on equity of each, and the payout level determined as described below. The nine competitors for this performance goal are the same as those used for the TSR performance goal.

For each of the performance goals, the payout will be at the level set forth in the following table based on the Company’s rank within the applicable peer group:

Rank	Payout Percentage
1	200%
2	200
3	167
4	133
5	100
6	75
7	50
8	25
9	—
10	—

30	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Executive Officers received performance share grants in 2010 to be paid out based on performance over the period of 2010 to 2012 under the following performance goals:

•

Comparative premium growth, measured as the excess of (a) our percentage increase in premiums for group life, AD&D and disability insurance product lines from 2009 to 2012 over (b) the aggregate percentage increase in premiums reported by a peer group of our competitors for the same period in similar product lines (weighted at 50%).

•

Average annual return on equity (excluding after-tax net capital gains and losses from net income and excluding accumulated other comprehensive income from equity) for 2010, 2011 and 2012 (weighted at 25%).

•	Comparative TSR, measured as the excess of total return on our common stock for the performance period over the total return of the S&P 500 for the performance period (weighted at 25%).

We did not achieve the threshold performance payout level under any of the goals for the 2010-2012 performance period and, accordingly, no performance share payouts were made under these awards.

Stock Options

Options promote executive retention because they carry four-year vesting periods and are forfeited if the employee leaves before retirement or vesting occurs. Stock options are granted with terms of 10 years. The O & C Committee views stock options as a tool to help align executive performance with long-term shareholder goals. Stock options also provide significant upside reward to executives for strong stock performance, but little or no reward for poor stock performance. The stock option exercise price is the closing market price of the common stock on the grant date, which is the date the award is approved by the O & C Committee.

Benefits Component

Retirement Plans

Defined Benefit Plans. The Standard Retirement Plan for Home Office Personnel is our qualified pension plan generally available to employees hired on or before January 1, 2003, including all of the Named Executive Officers other than Mr. Chadee. The pension plan was closed to new participants in January 2003. Employees hired since then receive annual supplemental contributions to our defined contribution plans in lieu of participation in the pension plan. Benefits under the pension plan are based on years of service and final average earnings, as is typical for defined benefit plans. However, the Internal Revenue Code limits the amount of annual earnings that can be included in calculating final average earnings under a qualified pension plan, which limits the retirement benefits of senior executives relative to their earnings during employment. To provide a level of income replacement in retirement consistent with that provided to other employees, and to provide a benefit package believed to be competitive with that provided to executives in comparable positions at comparable insurance companies, we provide the Named Executive Officers other than Mr. Chadee with nonqualified supplemental pension benefits under our Supplemental Retirement Plan for the Senior Management Group. This plan provides benefits that cover the difference between benefits payable under the pension plan and the benefits that would be payable under the pension plan without the limit on covered compensation required by the Internal Revenue Code. For details regarding the determination and payment of benefits under the pension plan and the supplemental plan, and the present value of accumulated benefits for each Named Executive Officer, see “Pension Benefits at December 31, 2012.”

Defined Contribution Plans. The Standard 401(k) Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their salary and short-term incentive compensation. We make matching contributions

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for all participants each year equal to 100% of their elective deferrals up to 3% of their total salary and short-term incentive payout plus 50% of elective deferrals on the next 2% of their total salary and short-term incentive payout. For employees hired after January 1, 2003, including Mr. Chadee, who are not eligible for our pension plan, we make annual supplemental contributions under the 401(k) Plan equal to 2% to 6% (depending on years of service) of total salary and short-term incentive payout. The Internal Revenue Code limits the amount of compensation that can be deferred, matched and supplemented under the 401(k) Plan. We also provide our Executive Officers with the opportunity to defer salary and short-term incentive payout under our nonqualified Deferred Compensation Plan for Senior Officers, which is also an element of a competitive benefit package relative to executives in comparable positions at comparable insurance companies. We make matching contributions under this plan equal to 100% of elective deferrals up to 4% of excess salary and short-term incentive payout, which is similar to the matching formula under the 401(k) Plan. We also make supplemental contributions under this plan equal to the amounts that would have been contributed under the 401(k) plan formula if not for the tax law limits. Matching and supplemental contributions in 2012 for the Named Executive Officers under both plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Perquisites

The only perquisites provided to the Named Executive Officers are tax and financial planning services, business or health club dues and parking. In 2012, the O & C Committee eliminated tax gross ups for the tax and financial planning services beginning in 2013.

Change of Control Arrangements

We have provided change of control severance protection to all of our Executive Officers since we became a publicly-traded company in 1999. The purpose of our change of control compensation program is to retain senior leadership and maintain management’s objectivity should the Company become engaged in a change of control situation. The specific terms of our Change of Control agreements and the potential benefits payable on a change of control are discussed under “Potential Payments Upon Termination or Change of Control” below. As discussed in previous proxy statements, the O & C Committee approved restated Change of Control agreements with Executive Officers in December 2010.

Operation of the Organization & Compensation Committee

The O & C Committee exercises sole authority with respect to performance evaluation, compensation and benefits of the Chief Executive Officer, oversees succession planning for Executive Officers other than the Chief Executive Officer, and approves the compensation of Executive Officers. The O & C Committee also oversees all of our broad-based compensation and stock programs. The O & C Committee is comprised of Chair, Frederick W. Buckman, Virginia L. Anderson, Stanley R. Fallis, George J. Puentes, and Michael G. Thorne, each of whom is an independent director under applicable NYSE Euronext listing standards.

The O & C Committee operates pursuant to a written charter that is available on our investor website and may be accessed at www.stancorpfinancial.com. Pursuant to its charter, the O & C Committee has full authority to approve the compensation of Executive Officers. The O & C Committee may not delegate this authority. The O & C Committee receives recommendations from the Chief Executive Officer as to compensation of other executive officers, and the Chief Executive Officer participates in O & C Committee discussions regarding the compensation of other executive officers. The O & C Committee meets in executive session without the Chief Executive Officer to determine his compensation.

32	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

In 2012, the O & C Committee reviewed the Chief Executive Officer and Executive Officer compensation program and benefits to ensure they continue to further our compensation objectives and reflect the O & C Committee’s commitment to link company performance with compensation. The 2012 review included a comprehensive report from the independent compensation consultant retained by the O & C Committee which assessed the effectiveness of the compensation program. As part of this analysis, the O & C Committee compared the Company’s compensation program and performance to those of comparable companies. In addition to this annual review, the O & C Committee regularly meets in executive session, without management present, to discuss items relating to executive and Chief Executive Officer compensation and performance. These annual and ongoing compensation reviews permit a continual evaluation of the link between organizational performance and compensation within the context of the O & C Committee’s compensation objectives and the compensation programs of comparable companies.

The O & C Committee directly retains the services of a consulting firm, Mercer, to advise the O & C Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive compensation programs and to provide overall guidance to the O & C Committee in the design and operation of these programs. Mercer reports to the O & C Committee Chair, who establishes Mercer’s work agenda and determines how and to what extent Mercer interacts with management in the course of its work for the O & C Committee. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the O & C Committee in the performance of its duties. The O & C Committee conducted a conflict of interest assessment of Mercer in November 2012 and no conflict of interest was identified. The O & C Committee’s decisions about the executive compensation program, including the specific amounts paid to Executive Officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In 2012, the O & C Committee instructed Mercer to perform the following activities:

•

Evaluate the competitive positioning of the Company’s base salary, annual incentive opportunity, long-term incentive compensation and benefits for the Chief Executive Officer and Executive Officers relative to the market and competitive practice.

•	Advise the O & C Committee on base salary and equity award levels for the Executive Officers and, as needed, on actual compensation actions.

•	Assess the alignment of the Company compensation levels relative to the performance of the Company and relative to the Company’s articulated compensation objectives.

•

Brief the O & C Committee on executive compensation trends among the Company’s peers, the broader industry, and the market and on regulatory, legislative and other developments relative to executive compensation, including proxy disclosure rules.

•	Evaluate the impact of the Company’s equity plans on annual share use, run rate and total dilution.

With the O & C Committee Chair’s approval, Mercer worked with the Chief Executive Officer and selected members of the Human Resources and legal staff during 2012 to obtain the information necessary to carry out its assignments from the O & C Committee. With respect to the Chief Executive Officer’s compensation, Mercer worked with the O & C Committee Chair and discussed Chief Executive Officer compensation with the vice president of the Company’s Human Resources & Corporate Services Department.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	33

Stock Ownership Guidelines

Executive Officers are expected to attain certain levels of stock ownership to align their interests with those of shareholders. The O & C Committee has established the following guidelines:

Level	Multiple of Annual Base Salary
CEO	4x
All other Executive Officers	2x

For purposes of our guidelines, “ownership” excludes stock options that are not yet vested and stock options that are vested but not yet exercised. The guidelines provide that the value of our stock used to measure compliance is a 24-month rolling average of the closing market price. In adopting these guidelines, the O & C Committee acknowledged that executives would require several years to achieve the required ownership levels. If a director or executive has not satisfied his or her stock ownership level, he or she may not sell any owned shares of Company stock without the prior consent of the Nominating & Corporate Governance Committee in the case of a director or the Chief Executive Officer in the case of an executive. This restriction on dispositions does not apply to the exercise of stock options. The O & C Committee annually reviews the progress of the Named Executive Officers in achieving these stock ownership objectives. All of the Named Executive Officers are making progress toward their ownership levels and are expected to accumulate shares under our stock compensation programs over the next several years to achieve their respective ownership levels.

Director Stock Ownership Guidelines are discussed under “Director Compensation” below.

Executive Compensation Recoupment “Clawback” Policy

In February 2013, the O & C Committee recommended, and the Board adopted, an Executive Compensation Recoupment Policy (“clawback policy”) that allows the Company to recoup excess incentive compensation paid to an Executive Officer in the event of a material restatement of its financial results that involves fraud or willful misconduct by the Executive Officer. In the event of a material restatement of financial results, incentive compensation includes annual short term incentive payouts, performance share payouts, and excess proceeds from sales of stock acquired under stock option, restricted stock unit and performance share awards that occurred at inflated prices prior to the restatement. The clawback policy applies to all incentive compensation paid or received beginning in 2013. The Board will review the clawback policy once the SEC has adopted rules to implement the recoupment provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) and will make appropriate changes at that time.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and certain other highly compensated Executive Officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Stock options and performance share awards under our 2002 Stock Incentive Plan are structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. In addition, our STIP is designed to qualify a portion of the annual incentive paid to each officer as “performance-based compensation” exempt from the $1 million cap. The 2012 STIP performance goals based on earnings per share, revenues, operating expenses, and income before income taxes all were intended to be the type of pre-established, objective performance goals that enable exclusion of the resulting compensation from the $1 million cap. These 162(m) qualified

34	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

performance goals covered 60 percent of the annual incentive targets for each Named Executive Officer in 2012. As a result of the O & C Committee’s various actions to qualify compensation as “performance based,” all of the compensation paid, in or for performance in 2012, to Named Executive Officers except for Mr. Ness was considered deductible under Section 162(m). A portion of the compensation paid, in or for performance in 2012, to Mr. Ness is nondeductible under Section 162(m).

Report of the Organization & Compensation Committee

The Organization & Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and these discussions, the Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Organization & Compensation Committee

Frederick W. Buckman, Chair	Virginia L. Anderson
Stanley R. Fallis	George J. Puentes
Michael G. Thorne

Director Compensation

The following table shows the annual retainers for non-employee Directors for 2012:

Annual Board Retainer	$65,000
Annual Lead Director Retainer	25,000
Annual Audit Committee Chair Retainer	15,000
Annual Organization & Compensation Committee Chair Retainer	10,000
Annual Nominating & Corporate Governance Committee Chair Retainer	7,500
Annual Stock Grant	100,000

The annual stock grant is received by each non-employee Director at the end of each year of service between annual meetings, and is for a number of shares having a value equal to $100,000 on the first day of the service period.

The Company’s Stock Ownership Guidelines provide that, within five years of joining the Board, Directors are required to own and hold shares of the Company’s common stock equal in value to at least three times the annual board retainer.

The Company reimburses Directors for all travel and other expenses incurred in connection with their duties. The Company’s Directors receive only one retainer for serving on the boards of StanCorp and Standard Insurance Company.

Non-employee Directors are eligible to participate in the Company’s Deferred Compensation Plan for Directors. Under this plan, each Director may elect in advance to defer all of his or her annual cash retainer. Deferred amounts are credited to participants’ accounts under the plan and are credited periodically with the rate of return on the Standard Insurance Company Stable Asset Fund. The Standard Insurance Company Stable Asset Fund is one of the Company’s investment products for 401(k) plans and had a return of 4.2% in 2012. Participants make elections regarding distribution of their accounts at the time they elect to defer compensation. Distributions commence in the month following the later of the date a participant ceases to be a Director or the participant’s 65th birthday, and may be made in a lump sum or in annual installments over a period of two to ten years.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	35

Director Compensation in 2012

The following table provides information regarding compensation of non-employee Directors for 2012:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Virginia L. Anderson	65,000	100,000	—	9,956	174,956
Frederick W. Buckman	75,000	100,000	—	9,000	184,000
Stanley R. Fallis	68,750	100,000	—	—	168,750
Debora D. Horvath	5,417	41,685	—	—	47,102
Duane C. McDougall	65,000	100,000	—	10,000	175,000
Eric E. Parsons	65,000	100,000	—	—	165,000
George J. Puentes	65,000	100,000	—	—	165,000
Mary F. Sammons	76,250	100,000	—	—	176,250
E. Kay Stepp	95,625	100,000	—	4,285	199,910
Michael G. Thorne	66,875	100,000	—	5,000	171,875
Ronald E. Timpe	32,500	—	—	10,000	42,500
(1)

Represents the aggregate amount of annual Board and committee retainer fees earned or paid to non-employee Directors. Mr. Timpe retired from the Board of Directors at the annual meeting held on May 7, 2012. Ms. Horvath was appointed to the Board on December 7, 2012 and received a pro-rated amount of the annual board retainer to reflect her services performed from her appointment to December 31, 2012.

(2)

For all Directors except Ms. Horvath, amounts represent the fair value as of May 7, 2012 of the Company’s common stock to be issued in May 2013 as compensation for services performed from May 2012 to May 2013. The fair value of these stock awards is equal to approximately $100,000 or 2,733 shares based on the closing market price of the Company’s common stock on the first day of the service period. Debora Horvath, was appointed to the Board on December 7, 2012 and will receive a pro-rated number of shares to reflect her services performed from December 2012 to May 2013. The fair value of Ms. Horvath’s stock award is equal to approximately $41,685 or 1,202 shares based on the closing market price of the Company’s common stock on the date of her appointment to the Board of Directors.

(3)

Prior to 2012 our standard compensation for non-employee directors included annual stock option grants. As of December 31, 2012, non-employee Directors held outstanding options for the following numbers of shares of the Company’s common stock:

Virginia L. Anderson	49,901	Duane C. McDougall	7,401	Michael G. Thorne	41,901
Frederick W. Buckman	49,901	Eric E. Parsons	439,400	Mary F. Sammons	10,901
Stanley R. Fallis	25,901	George J. Puentes	5,881	E. Kay Stepp	37,901

(4)

Represents the aggregate amount of charitable donations made by the Company on behalf of non-employee Directors to qualified non-profit organizations and educational institutions. Directors of the Company are eligible to participate in the Company’s employee giving campaign. Under this program, the Company matches eligible gifts up to $10,000. Separately, the Company makes a charitable donation of $10,000 on behalf of retiring Directors to the qualified non-profit organization or educational institution of the Director’s choice. During 2012, the Company made charitable donations totaling $10,000 on behalf of Mr. Timpe as a result of his retirement from the Board.

36	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Executive Compensation

Summary Compensation Table

The following table shows compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers who were serving as Executive Officers on December 31, 2012:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
J. Greg Ness	2012	890,385	—	1,918,368	799,602	1,400,000	3,057,807	60,783	8,126,945
Chairman, President and Chief Executive Officer	2011 2010	746,154 650,000	— 162,500	1,158,309 669,076	786,130 576,380	— 335,400	1,298,461 1,108,123	65,971 81,913	4,055,025 3,585,402
Floyd F. Chadee	2012	510,600	49,784	404,847	393,749	467,869	—	57,607	1,884,456
Senior Vice President and Chief Financial Officer	2011 2010	498,923 460,000	— 284,575	174,276 139,389	532,275 440,298	— 178,020	— —	75,589 78,146	1,281,063 1,580,428
James B. Harbolt	2012	354,231	20,723	326,988	106,006	258,012	361,081	48,968	1,476,009
Vice President Insurance Services Group	2011 2010	317,692 260,000	— 61,308	281,565 197,691	95,534 69,380	— 48,516	205,353 113,209	47,956 50,617	948,100 800,721
Scott A. Hibbs	2012	346,538	40,545	218,020	212,012	267,051	214,939	41,447	1,340,552
Vice President	2011	335,000	—	187,710	191,068	—	142,516	44,006	900,300
Asset Management Group	2010	335,000	81,003	124,173	242,837	135,675	96,616	36,366	1,051,670
Daniel J. McMillan	2012	354,231	32,235	326,988	106,006	258,012	508,191	45,489	1,631,152
Vice President Insurance Services Group	2011 2010	317,692 260,000	— 61,308	281,565 197,691	95,534 69,380	— 48,516	292,776 168,960	43,456 46,622	1,031,023 852,477

(1)

Total short-term incentive compensation earned by each Named Executive Officer under the Company’s STIP is equal to the sum of the amounts reported in the Bonus column and the Non-Equity Incentive Plan Compensation column.

(2)

Represents the amount of the grant date estimate of compensation expense to be recognized over the service period with respect to performance share awards granted in the applicable year, excluding the effect of forfeitures. The grant date estimate of compensation expense for performance share awards is equal to the target number of performance shares multiplied by the closing market price of the Company’s common stock on the grant date. For 2012, the maximum values for the performance share awards assuming the highest level of performance had been probable are $3,836,737, $809,694, $653,977, $436,040 and $653,977 for Mr. Ness, Mr. Chadee, Mr. Harbolt, Mr. Hibbs, and Mr. McMillan.

(3)

Represents the grant date fair value of options granted in the applicable year, disregarding estimated forfeitures, estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options are disclosed in Note 3 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(4)

All amounts represent changes in the actuarial present value of accumulated benefits under the Company’s qualified pension plan and supplemental retirement plan. The change in Mr. Ness’s pension value in 2012 was driven primarily by the increase in his 60-month final average salary and STIP incentive compensation for the year, reflecting compensation increases subsequent to being promoted to Chief Executive Officer.

(5)

Includes Company matching contributions to the accounts of the Named Executive Officers under the Company’s 401(k) plan and the Company’s nonqualified deferred compensation plan of $30,046, $30,235, $10,000, $13,600, and $10,000 for Mr. Ness, Mr. Chadee, Mr. Harbolt, Mr. Hibbs, and Mr. McMillan, respectively. For Mr. Chadee, includes $10,078 of supplemental contributions under the Company’s 401(k) plan and the Company’s nonqualified deferred compensation plan. Also included in this column are amounts for tax and financial planning, club dues, parking and vacation payouts received by the Named Executive Officers. The amounts in this column also include payments to cover income taxes on the tax and financial planning benefits.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	37

Grants of Plan-Based Awards in 2012

The following table contains information concerning the 2012 short-term incentive compensation opportunities for the Named Executive Officers under the Company’s STIP and the long-term performance share awards and stock options granted to the Named Executive Officers in 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Greg Ness		500,841	1,001,683	2,003,367
	3/28/2012				11,593	46,371	92,742			1,918,368
	2/13/2012							55,358	39.58	799,602
Floyd F. Chadee		172,328	344,655	689,310
	3/28/2012				2,447	9,786	19,572			404,847
	2/13/2012							27,260	39.58	393,749
James B. Harbolt		103,613	207,225	414,450
	3/28/2012				1,976	7,904	15,808			326,988
	2/13/2012							7,339	39.58	106,006
Scott A. Hibbs		101,362	202,725	405,450
	3/28/2012				1,318	5,270	10,540			218,020
	2/13/2012							14,678	39.58	212,012
Daniel J. McMillan		103,613	207,225	414,450
	3/28/2012				1,976	7,904	15,808			326,988
	2/13/2012							7,339	39.58	106,006

(1)

The amounts reported in these columns represent a portion of the available incentive compensation payable for performance in 2012 under the Company’s STIP. Under this plan in 2012, 60% of the participants’ target incentive compensation was based on the Company’s performance against financial objectives, 30% was based on performance on organizational priority goals, and the remaining 10% of each participant’s target incentive compensation was in the discretion of the O & C Committee. Only the portions of the target incentive compensation based on performance against financial objectives and organizational priorities are considered an incentive plan award reportable in this table. The O & C Committee approved total target incentive compensation levels under the 2012 STIP of 125% of base salary for Mr. Ness, 75% of base salary for Mr. Chadee, and 65% of base salary for Mr. Harbolt, Mr. Hibbs, and Mr. McMillan. The target amounts in the table represent 90% of the total target incentive compensation for each Named Executive Officer. See “Compensation Discussion and Analysis – 2012 STIP Performance Goals and Results” for a description of the performance goals.

(2)

All amounts reported in these columns represent performance share awards under the Company’s 2002 Stock Plan payable based on the Company’s performance over the period from 2012 to 2014. Each participant’s performance share award was granted in the form of an agreement to issue Company common stock to the participant in the future if continued employment and financial performance criteria are met. On December 31, 2014, participants who are employed by us on that date will be entitled to receive performance shares as determined according to the Company’s financial performance for the three-year performance period. Participants whose employment terminated prior to December 31, 2014 as a result of retirement, death or disability will be entitled to a pro-rata portion of the performance shares that are determined according to the Company’s financial performance. See “Compensation Discussion and Analysis – Performance Shares” for a description of financial performance criteria for these awards.

(3)

All amounts reported in this column represent options granted under the Company’s 2002 Stock Plan. Options generally become exercisable in four equal installments on the first four anniversaries of December 31, 2011. Vesting may be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change of Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(4)

For performance-based awards, represents the fair value of the target number of performance shares issuable, based on the closing market price of the Company’s common stock on the grant date. For option awards granted on February 13, 2012, represents the grant date fair value of options granted based on a value of $14.4442 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under applicable financial accounting rules. The assumptions made in determining these values are disclosed in Note 3 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

38	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Outstanding Equity Awards at December 31, 2012

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)		Options Exercise Price ($)	Options Expiration Date	Equity Incentive Plan Awards: Number of Unsecured Shares (#)		Equity Incentive Plan Awards: Market Value of Unsecured Shares ($)
J. Greg Ness	25,000	—		32.53	2/9/2014	25,263	(5)	926,394
	5,000	—		30.94	5/3/2014	46,371	(6)	1,700,425
	25,000	—		41.25	1/3/2015
	30,000	—		49.95	1/3/2016
	50,000	—		45.49	1/3/2017
	41,575	—		49.75	1/2/2018
	20,000	—		50.08	9/22/2018
	65,015	—		41.36	1/2/2019
	9,127	3,042	(1)	29.16	5/4/2019
	27,122	9,041	(2)	41.47	1/4/2020
	22,243	22,242	(3)	45.85	2/14/2021
	13,840	41,518	(4)	39.58	2/13/2022

Subtotal	333,922	75,843
Floyd F. Chadee	20,000	—		49.63	4/7/2018	3,801	(5)	139,383
	13,303	—		41.36	1/2/2019	9,786	(6)	358,853
	20,719	6,906	(2)	41.47	1/4/2020
	15,060	15,060	(3)	45.85	2/14/2021
	6,815	20,445	(4)	39.58	2/13/2022

Subtotal	75,897	42,411
James B. Harbolt	2,800	—		44.08	2/14/2015	6,141	(5)	225,190
	2,500	—		49.95	1/3/2016	7,904	(6)	289,840
	2,500	—		45.49	1/3/2017
	2,950	—		49.75	1/2/2018
	5,000	—		41.36	1/2/2019
	3,265	1,088	(2)	41.47	1/4/2020
	2,703	2,703	(3)	45.85	2/14/2021
	1,835	5,504	(4)	39.58	2/13/2022

Subtotal	23,553	9,295
Scott A. Hibbs	2,500	—		32.53	2/9/2014	4,094	(5)	150,127
	20,000	—		32.33	7/12/2014	5,270	(6)	193,251
	2,500	—		44.08	2/14/2015
	2,500	—		49.95	1/3/2016
	2,600	—		45.49	1/3/2017
	2,200	—		49.75	1/2/2018
	22,010	—		41.36	1/2/2019
	11,427	3,809	(2)	41.47	1/4/2020
	5,406	5,406	(3)	45.85	2/14/2021
	3,670	11,008	(4)	39.58	2/13/2022

Subtotal	74,813	20,223
Daniel J. McMillan	250	—		44.08	2/14/2015	6,141	(5)	225,190
	2,250	—		49.95	1/3/2016	7,904	(6)	289,840
	1,938	—		45.49	1/3/2017
	2,450	—		49.75	1/2/2018
	5,000	—		41.36	1/2/2019
	3,265	1,088	(2)	41.47	1/4/2020
	2,703	2,703	(3)	45.85	2/14/2021
	1,835	5,504	(4)	39.58	2/13/2022

Subtotal	19,691	9,295
(1)	Vest 100% on May 4, 2013.
(2)	Vest 100% on December 31, 2013.
(3)	Vest 50% on December 31, 2013 and 50% on December 31, 2014.
(4)	Vest one-third on December 31, 2013, one-third on December 31, 2014 and one-third on December 31, 2015.
(5)

Represents the target number of performance shares under the executive’s long-term performance-based award granted in 2011 to be earned based on performance from 2011 to 2013 with vesting of earned shares to occur on December 31, 2013.

(6)

Represents the target number of performance shares under the executive’s long-term performance-based award granted in 2012 to be earned based on performance from 2012 to 2014 with vesting of earned shares to occur on December 31, 2014.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	39

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Greg Ness	50,000	587,582	—	—
Floyd F. Chadee	—	—	—	—
James B. Harbolt	—	—	—	—
Scott A. Hibbs	—	—	—	—
Daniel J. McMillan	—	—	—	—

Pension Benefits at December 31, 2012

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1) ($)
J. Greg Ness	55	Pension Plan	33	2,040,158
		SRP	33	8,440,040
Floyd F. Chadee	55	Pension Plan	N/A	—
		SRP	N/A	—
James B. Harbolt	50	Pension Plan	18	614,956
		SRP	18	398,194
Scott A. Hibbs	51	Pension Plan	12	320,593
		SRP	12	331,742
Daniel J. McMillan	46	Pension Plan	23	900,573
		SRP	23	533,503

(1)

Represents the actuarial present value as of December 31, 2012 of the pension benefits the Named Executive Officers would receive under the respective pension plans if their employment had terminated on that date and they elected to commence receiving benefits at the earliest age at which benefits were unreduced (age 56 for Mr. Ness, age 61 for Mr. Harbolt, age 64 for Mr. Hibbs and age 57 for Mr. McMillan). The actuarial present value was calculated using a discount rate of 4.00%, the RP-2000 mortality table projected to 2015 with Scale AA and a simple annual cost-of-living adjustment of 1.5%, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet at December 31, 2012.

The Standard Retirement Plan for Home Office Personnel (the “Pension Plan”) is the Company’s qualified pension plan. The Company’s Supplemental Retirement Plan for the Senior Management Group (the “SRP”) is a nonqualified pension program intended to augment the participating executives’ benefits under the Pension Plan, which are reduced pursuant to limitations imposed by the Internal Revenue Code.

Pension Plan

In general, all of the Company’s employees who were employed on or before January 1, 2003 and who were at least 20 years old on that date are eligible for participation in the Pension Plan. Mr. Chadee was hired after 2003 and is therefore not eligible under the Pension Plan. A participant’s benefits become 100% vested after five years of service. Final average earnings for purposes of calculating benefits consists of the participant’s highest average compensation for any 60 consecutive months in the last 120 months of employment, with compensation for this purpose generally consisting of salary and short-term incentive compensation excluding any amounts deferred under the Company’s nonqualified deferred compensation plan. However, the Internal Revenue Code limits the amount of compensation considered for purposes of calculating benefits under the Pension Plan. For 2012, compensation was limited to $250,000.

40	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

A normal retirement benefit is payable upon retirement at age 65 and is equal to the sum of (a) the participant’s years of service (up to 35) multiplied by 1.15% of the participant’s final average earnings, plus (b) the participant’s years of service (up to 35) accrued as of December 31, 2002 multiplied by 0.45% of the excess of the participant’s final average earnings over $833.33, plus (c) the participant’s years of service accrued after December 31, 2002 (not to exceed 35 minus the years of service accrued as of December 31, 2002) multiplied by 0.45% of the excess of the participant’s final average earnings over one-twelfth of an amount referred to as the Social Security covered compensation, which generally consists of the average Social Security maximum taxable wage base over the 35 years preceding the participant’s Social Security normal retirement age. Generally upon the later of retirement or age 62, the portion of the normal retirement benefit that was accrued prior to May 30, 2003 will be subject to annual cost-of-living adjustments based on changes in the Consumer Price Index for all U.S. Urban Consumers, not to exceed a total of 3% multiplied by the number of years elapsed since the later of retirement or age 62.

Unreduced early retirement benefits are available to any eligible employee when the sum of his or her age plus years of service equals at least 90. A reduced early retirement benefit is available to any employee who is not eligible for unreduced benefits and who is either (a) over age 60 with at least 10 years of service, or (b) over age 55 and the sum of his or her age plus years of service is over 80. As of December 31, 2012, Mr. Ness was the only Named Executive Officer eligible for a reduced early retirement benefit under the Pension Plan.

The basic benefit form for retirement benefits is a monthly annuity for life. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit.

Supplemental Retirement Plan (“SRP”)

All Named Executive Officers (excluding Mr. Chadee) are eligible to participate in the SRP. Benefits under the SRP are equal to (a) the benefits that would be calculated under the Pension Plan if benefits were not limited by the Internal Revenue Code and compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under the Company’s nonqualified deferred compensation plan, minus (b) the actual benefits calculated under the Pension Plan. SRP benefits are otherwise determined under the same terms as benefits under the Pension Plan, except that prior to December 31, 2008, current participants were required to make an election regarding the timing for commencement of SRP benefit payments following termination of employment, and now have limited rights to change those elections.

Disability Benefits under Pension Plan and SRP

If the employment of a participant terminates as a result of disability, the participant will continue to be credited with years of service while disabled, and will be deemed to have continued to receive compensation at the rate in effect at the time of termination. If the Named Executive Officers had terminated employment on December 31, 2012 as a result of disability and then elected to commence receiving benefits at the earliest age at which benefits were unreduced, the Present Value of Accumulated Benefits for each of them as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Ness, Pension Plan—$0, SRP—$0; Mr. Harbolt, Pension Plan—$17,860, SRP—$602,602; Mr. Hibbs, Pension Plan—$137,932, SRP—$459,444; and Mr. McMillan, Pension Plan—$0, SRP—$747,130.

Early Retirement Benefits under Pension Plan and SRP

If a participant is eligible and elects to take early retirement prior to the participant’s normal retirement date or unreduced early retirement date, the participant’s benefit payable at early retirement will be reduced by 5%-6% for each year by which commencement of benefits precedes the earlier of the participant’s normal or unreduced early retirement date. These plan factors are more favorable to the

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	41

participant than a true actuarial reduction. Had Mr. Ness, as the only Named Executive Officer eligible for early retirement, elected to early retire on December 31, 2012, the present value of his reduced early retirement benefit would have been enhanced by the following amounts: Pension Plan—$1,108, SRP—$19,700.

Nonqualified Deferred Compensation in 2012

Name	Executive Contributions in 2012(1) ($)	Company Contributions in 2012(2) ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2012(3) ($)
J. Greg Ness	35,615	20,046	40,091	—	585,430
Floyd F. Chadee	51,060	15,235	45,330	—	1,117,838
James B. Harbolt	7,085	—	1,052	—	29,610
Scott A. Hibbs	6,931	3,600	9,919	—	131,404
Daniel J. McMillan	7,085	—	879	—	18,114

(1)	Amounts disclosed in the “Executive Contributions in 2012” column are also included in the “Salary” column of the Summary Compensation Table.
(2)

Amounts disclosed in the “Company Contributions in 2012” column are also reported in the “All Other Compensation” column of the Summary Compensation Table. Company matching contributions for nonqualified deferred compensation are made in the year following the executive contributions.

(3)

Amounts reported in the “Aggregate Balance at 12/31/2012” column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Mr. Ness, $471,358; Mr. Chadee $1,007,047; Mr. Harbolt, $27,289; Mr. Hibbs, $30,631; and Mr. McMillan, $17,569.

The Named Executive Officers are all eligible to participate in the Company’s Deferred Compensation Plan for Senior Officers (“DCP”). Participants in the DCP may elect in advance to defer from 2% to 50% of their total salary and STIP incentive compensation earned each year. The Company makes matching contributions following each year equal to the lesser of (a) 100% of the participant’s salary and STIP incentive compensation deferred for the year, or (b) 4% of the participant’s total salary and STIP incentive compensation for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code (which limit was $250,000 for 2012). Elective and matching contributions are fully vested at all times. For DCP participants who were hired after January 1, 2003 and therefore are not eligible to participate in the Pension Plan and SRP, the Company makes supplemental contributions following each year equal to a percentage of the participant’s total salary and STIP incentive compensation for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code. The supplemental contribution percentage is initially 2%, and increases to 3% after five years of service, 4% after 10 years of service, 5% after 15 years of service, and 6% after 20 years of service. Supplemental contributions are fully vested after three years of service. Mr. Chadee is the only Named Executive Officer who receives supplemental contributions.

Elective, matching and supplemental contributions are credited to participants’ accounts under the DCP. Accounts are adjusted daily by the rate of return on investment options selected by the participants. The investment options available under the DCP in 2012 consisted of 12 mutual funds with a variety of investment objectives generally consistent with the investment choices available to participants in the Company’s 401(k) plan. The investment options had annual returns in 2012 ranging from 10.1% to 21.0%. Participants may reallocate their accounts among the various investment options at any time. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that the Company does not bear any investment risk related to participants’ investment choices.

42	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions generally commence in the later of the seventh month following termination of employment or January of the year following termination of employment, and may be made in a lump sum or in annual installments over five or ten years. A participant may request an early distribution from his or her account as needed to meet an unforeseeable emergency. Amounts credited to participant’s accounts that were earned and vested prior to January 1, 2005, together with investment returns thereon, may be withdrawn in a single lump sum at any time subject to forfeiture of 10% of the available account balance. Upon termination of employment, these pre-2005 grandfathered amounts are distributable commencing in January of the year following termination without any further delay to the seventh month following termination.

Potential Payments upon Termination or Change of Control

Change of Control Compensation

The Company has agreed to provide certain benefits to the Named Executive Officers upon a “change of control” of StanCorp, although benefits are only payable if the Named Executive Officer’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change of control. In the Company’s agreements, “change of control” is generally defined to include:

•	The acquisition by any person of 30% or more of the Company’s outstanding common stock.
•	The nomination (and subsequent election) in a 12 month period of a majority of the Company’s Directors by persons other than the incumbent Directors.
•	The completion of a sale or disposition of all or substantially all of the Company’s assets, or an acquisition of StanCorp through a merger or other consolidation.

In the Company’s agreements, “cause” generally includes continued neglect or willful failure or refusal to substantially perform reasonably assigned duties after notice, gross negligence or willful misconduct that is or may be harmful to the Company, dishonesty in the performance of duties, or conviction of fraud, theft or any other felony, and “good reason” generally includes a material reduction in duties, a reduction in compensation or benefits, or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles.

The following table shows the estimated change of control benefits that would have been payable to the Named Executive Officers if a change of control had occurred on December 31, 2012 and each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Insurance Continuation(2) ($)	Stock Option Acceleration and Extension(3) ($)	Performance-Based Equity Acceleration(4) ($)	Total ($)
J. Greg Ness	3,682,114	—	395,581	1,184,404	5,262,099
Floyd F. Chadee	1,543,244	—	127,300	212,539	1,883,083
James B. Harbolt	1,188,000	26,226	34,373	246,752	1,495,351
Scott A. Hibbs	886,969	—	101,904	164,502	1,153,375
Daniel J. McMillan	1,188,000	18,996	31,514	246,752	1,485,262

(1)

Cash Severance Benefit. Each Named Executive Officer has entered into a change of control agreement with the Company providing for, among other things, cash severance benefits payable by the Company if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change of control. The cash severance benefit for each Named Executive Officer is equal to two times the sum of the officer’s annual base salary and target short-term incentive compensation. These amounts are payable within 30 days after termination.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	43

Under the change of control agreements, if any payments to a Named Executive Officer in connection with a change of control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, and the after-tax benefits received by the Named Executive Officer are less than or equal to 115% of the maximum value that could be paid without triggering the excise tax, the agreements provide that the payments will be reduced to that maximum value. The amounts in the above table under Cash Severance Benefit and Insurance Continuation for Mr. Ness, Mr. Chadee, and Mr. Hibbs have been reduced in accordance with this provision.

(2)

Insurance Continuation. If cash severance benefits are triggered, all severance agreements for Named Executive Officers also provide for continuation of health, dental and life insurance benefits paid by the Company for up to 18 months following the termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts disclosed in the table above represent 18 months of health, dental and life insurance benefit payments at the rates paid by the Company for each Named Executive Officer as of December 31, 2012.

(3)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, all severance agreements for Named Executive Officers also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable and that the standard 90-day period for exercising options following termination of employment will be extended to one year following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table. Amounts disclosed in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options, the aggregate value as of December 31, 2012 of those options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those disclosed in the Company’s 2012 Form 10-K, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 90 days to one year, with the option values as of December 31, 2012 for the 90-day and one-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing options as disclosed in the Company’s 2012 Form 10-K.

(4)

Performance-Based Equity Acceleration. As described in footnote 2 to the Grants of Plan-Based Awards table, the Company granted performance share awards to certain of the Named Executive Officers in March 2012 , under which the Company’s common stock will be issued based on the Company’s performance from 2012 to 2014. Similar awards were granted in February 2011 under which the Company’s common stock will be issued based on the Company’s performance from 2011 to 2013. The award agreements provide that upon a change of control the number of shares to be issued shall equal a pro rata portion of the target number of shares based on the portion of the three-year performance cycle completed prior to the change of control. Accordingly, for the awards granted in 2011, two-thirds of the target number of shares would have been issued if a change of control had occurred on December 31, 2012 and for the awards granted in 2012, one-third of the target number would have been issued. The payment of performance share awards occurs whether or not the officer’s employment is terminated in connection with the change of control. The amounts in the table above represent the value of performance share awards that would have paid out on a change of control based on a stock price of $36.67 per share, which was the closing price of the Company’s common stock on the last trading day of 2012.

Other Benefits Triggered on Certain Employment Terminations

As of December 31, 2012, each Named Executive Officer held options to purchase the Company’s common stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements for options issued in 2008 or earlier, upon the death, disability or retirement of the officer, unexercisable options become fully exercisable and the standard 90-day period for exercising options following termination of employment is extended to five years (2 years for the option granted to Mr. Ness in September 2008), but not beyond each option’s original 10-year term. For options granted after 2008, vesting accelerates only upon death or disability (not retirement) and the optionee has a maximum remaining term of two years following termination of employment, but not beyond each option’s original 10-year term, in which to exercise. If death or disability of a Named Executive Officer had occurred on December 31, 2012, the sum of (i) for outstanding unexercisable options, the aggregate value as of December 31, 2012 of those options, assuming a two-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing options as disclosed in the Company’s 2012 Form 10-K, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 90 days to five years or two years, as applicable, with the option

44	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

values as of December 31, 2012 for 90-day, two-year and five-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing options as disclosed in the Company’s 2012 Form 10-K, for each of the following Named Executive Officers was: Mr. Ness, $1,935,258; Mr. Chadee, $591,905; Mr. Harbolt, $157,015; Mr. Hibbs, $369,899; and Mr. McMillan, $137,421. Mr. Ness was the only Named Executive Officer eligible for retirement (as defined in the option agreements) as of December 31, 2012. If Mr. Ness had retired on December 31, 2012, the increase in value of his outstanding exercisable options resulting from the extension of the post-termination exercise period from 90 days to five years or two years, as applicable, with the option values as of December 31, 2012 for 90-day, two-year and five-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing options as disclosed in the Company’s 2012 Form 10-K, would have been $1,593,552.

As described in footnote 2 to the Grants of Plan-Based Awards table, the Company granted performance share awards to the Named Executive Officers in March 2012 under which shares of the Company’s common stock will be issued based on the Company’s performance from 2012 to 2014. Similar awards were granted in February 2011 under which shares will be issued based on the Company’s performance From 2011 to 2013. The award agreements generally require the officer to be employed by the Company on the last day of the performance year to receive an award payout. However, if an officer’s employment earlier terminates as a result of death, disability or retirement, the former officer will be entitled to a pro-rated payout based on the portion of the performance period elapsed prior to employment termination. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2012 as a result of death, disability or retirement, the officer would have received payouts based on 2011-2013 and 2012-2014 performance after the end of those periods based on the Company’s actual performance against the performance goals, with the payout based on 2011-2013 performance calculated using two-thirds of the target number of the performance shares and the payout based on 2012-2014 performance calculated using one-third of the target number of the performance shares. Assuming achievement of target performance levels in 2011-2013 and 2012-2014, the estimated total value of the two award payouts, based on a stock price of $36.67 per share, for each Named Executive Officer would be: Mr. Ness, $1,184,404; Mr. Chadee, $212,539; Mr. Harbolt, $246,752; Mr. Hibbs, $164,502; and Mr. McMillan, $246,752.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Directors and Executive Officers to file reports of holdings and transactions in the Company’s common stock with the Securities and Exchange Commission. Based on the Company’s records and other information, the Company believes that all applicable Section 16(a) filing requirements were met in 2012, with the exception of one Form 4 for Robert Erickson that was inadvertently filed one day late.

Directions to the 2013 Annual Meeting

The 2013 Annual Meeting will be held at the Hilton Portland Executive Tower, 545 SW Taylor Street, Portland, Oregon. From the Airport—take I-205 South and exit onto I-84 West. At the end of I-84 West you will reach a junction of I-5 North and South. Go south toward Salem (to your left). Immediately follow the City Center signs, which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor Street. Take Taylor Street 3 blocks; the Executive Tower front doors are on the right hand side of Taylor Street.

From the North (Seattle) Southbound on I-5

Take exit 300B off of I-5 Southbound. After exiting, follow the City Center signs which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement	45

SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor St. Take Taylor Street 3 blocks; the Executive Tower front doors are on the right hand side of Taylor Street.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR 2014

In addition to the procedures set forth in the Corporate Governance section of this Proxy Statement whereby interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee, the Company’s Bylaws provide a formalized process for the nomination of a director candidate at an annual meeting of shareholders. Shareholders who wish to do so must submit notice in writing between February 26, 2014 and March 23, 2014 addressed to Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207. The notice should include the following information about each nominee whom the shareholder proposes to nominate for election or re-election as director:

•	The name, age, business and residence addresses of the nominee.
•	The principal occupation or employment of the nominee.
•	The number of shares of the Company’s common stock beneficially owned by the nominee.
•	Any other information concerning the nominee that would be required to appear in a proxy statement for the election of such nominee under the rules of the SEC.

The nominating shareholder giving notice must also provide his or her name and record address and the number of shares of the Company’s common stock owned by the shareholder.

Under the Company’s Bylaws, shareholders who wish to present proposals for action at an annual meeting must give timely notice of the proposed business to the Company’s Corporate Secretary. To be timely, a shareholder’s notice must be received by Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207, not less than 50 days nor more than 75 days prior to that year’s annual meeting. The Company’s 2014 annual meeting is scheduled to be held on May 12, 2014. Therefore, a notice, to be timely, must be received by us between February 26, 2014 and March 23, 2014. If received after that date, the proposal, when and if raised at the 2014 annual meeting, will be subject to the discretionary vote of the proxy holder as described earlier in this material.

Please note that these rules govern raising proposals at an annual meeting. In order for a shareholder’s proposal to be considered for inclusion in the Company’s 2014 Proxy Statement, under SEC rules, the Company must have received the proposal by November 25, 2013. In order to make a proposal, the shareholder must provide the Company with a brief description of the matter to be brought before the meeting and the reasons for the proposal. In addition, the shareholder must provide his or her name and address of record, the number of shares of the Company’s common stock that the shareholder owns, and any interest that the shareholder may have in the proposal.

Holley Y. Franklin Corporate Secretary

March 25, 2013

46	Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Exhibit A

AMENDED 2002 STOCK INCENTIVE PLAN(1)

StanCorp Financial Group, Inc.

1.        Purpose.    The purpose of this 2002 Stock Incentive Plan (“Plan”) is to enable StanCorp Financial Group, Inc., an Oregon corporation (“Company”) to attract and retain the services of (i) employees, officers and directors of the Company or of any subsidiary of the Company, (ii) selected non-employee agents, consultants, advisors, persons involved in the sale or distribution of the products of the Company or any subsidiary of the Company, and independent contractors of the Company or any subsidiary of the Company, and (iii) non-employees to whom an offer of employment has been made. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (“Employer”) that is either the Company or a subsidiary of the Company.

2.        Shares Subject to the Plan.    Subject to adjustment as provided below and in Section 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be ~~4,800,000~~ [7,000,000] shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option or Performance-Based Award (as defined in Section 8 below) granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or Performance-Based Award shall again be available under the Plan. If shares issued pursuant to Section 7 under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.        Duration of Plan.    The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed; provided, however, that no awards shall be made under the Plan on or after the 10th anniversary of the last action by the shareholders approving or re-approving the Plan. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-Based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-Based Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.        Administration.

4.1        Board of Directors.    The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

(1)	Double-underlined matter is new; matter crossed out is proposed to be deleted.

4.2        Committee.    The Board of Directors may delegate to any committee of the Board of Directors (“Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 10.

5.        Types of Awards, Eligibility, Limitations.    The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) issue shares as provided in Section 7; and (iv) award Performance-Based Awards as provided in Section 8. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. No employee may be granted options for more than an aggregate of 500,000 shares of Common Stock in any calendar year.

6.        Option Grants.

6.1        General Rules Relating to Options.

6.1-1        Terms of Grant.    The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2        Exercise of Options.     Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Except as provided in Sections 6.1-4 and 9, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3        Nontransferability.     Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-4        Termination of Employment or Service.

6.1-4(a)        General Rule.    Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates for any reason other than because of Total Disability, death, Retirement, resignation or termination by the Company without cause (such as set forth below), any options (or portions thereof) held by such optionee shall immediately terminate.

6.1-4(b)        Termination Because of Total Disability.    Unless otherwise determined by the Board of Directors, if an optionee’s employment or service terminates by reason of the optionee’s Total Disability (as defined below), any options held by such optionee shall become fully exercisable and may be exercised at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of such termination, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of termination shall not exceed that permitted with respect to Incentive Stock Options under the Code. “Total Disability” means a physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company, to perform with reasonable continuity his or her material duties as an employee, director, officer or consultant of the Company or any subsidiary. Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability.

6.1-4(c)        Termination Because of Death.    Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company or a subsidiary, any options held by such optionee shall become fully exercisable and may be exercised at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of death, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of death shall not exceed that permitted with respect to Incentive Stock Options under the Code. Options held by the deceased optionee may be exercised only by the person or persons to whom such optionee’s rights under the option(s) shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death.

6.1-4(d)        Termination Because of Resignation.    If an optionee resigns from employment or providing services to the Company or a subsidiary, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 90 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided, however, the Board of Directors may in its sole discretion at the time of grant, at the time of termination or at any other time shorten, extend or otherwise modify or terminate such exercise period.

6.1-4(e)        Termination by the Company Without Cause.    If the Company or a subsidiary terminates the employment of or the provision of services by an optionee without cause, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 90 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided, however, that the Board of Directors may in its sole discretion at the time of grant, the time of termination or any other time shorten, extend or otherwise modify or terminate such exercise period. The Board of Directors shall determine in its sole and absolute discretion whether an optionee was terminated without cause.

6.1-4(f)        Termination Because of Retirement.    Unless otherwise determined by the Board of Directors, if an optionee terminates employment by or service with the Company by reason of Retirement, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of retirement shall not exceed that permitted with respect to Incentive Stock Options under the Code. “Retirement” means termination of employment after optionee is (i) over age 65, (ii) over age 60 with at least 10 years of service as an employee of the Company, or (iii) over age 55 after having accumulated at least 25 years of service as of his or her 55th birthday.

6.1-4(g)        Amendment of Exercise Period Applicable to Termination.    The Board of Directors may at any time extend the above-described exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.1-4(h)        Failure to Exercise Option.    To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-4(i)        Leave of Absence.    Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

6.1-5        Purchase of Shares.

6.1-5(a)        Notice of Exercise.    Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

6.1-5(b)        Payment.     Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

Unless the Board of Directors determines otherwise, the Board of Directors may provide that an option may be exercised and payment made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the exercise price and, unless otherwise prohibited by the Board of Directors or applicable law, any applicable tax withholding under Section 6.1-5(c). The Company will not be obligated to deliver certificates for the shares or make book entries denoting ownership of the shares unless and until it receives full payment of the exercise price therefor and any related withholding obligations have been satisfied.

6.1-5(c)        Tax Withholding.    Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company or the Employer to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.1-5(d)        Reduction of Reserved Shares.    Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

6.1-6        Limitations on Grants to Non-Exempt Employees.     Unless otherwise determined by the Board of Directors, if an employee of the Company or any subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (“FLSA”), any option granted to that employee shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes totally disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.1-7        No Repricing.    Except for actions approved by the shareholders of the Company or adjustments made pursuant to Section 9 below, the option price for an outstanding option granted under the Plan may not be decreased after the date of grant nor may the Company grant a new option or pay any cash or other consideration (including another award under the Plan) in exchange for any outstanding option granted under the Plan at a time when the option price of the outstanding option exceeds the fair market value of the shares covered by the option.

6.2        Incentive Stock Options.    Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1        Limitation on Amount of Grants.    If the aggregate fair market value of stock (determined in the manner described in Section 6.2-4) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its subsidiary corporations, as defined in subsection 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2        Limitations on Grants to 10 percent Shareholders.    An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary (as defined in subsection 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3        Duration of Options.    Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4        Option Price.    The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the last reported sale price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing on the date the option is granted, or if there has been no sale on that date, on the next date thereafter on which a sale occurs, or such other value of the Common Stock as shall be specified by the Board of Directors.

6.2-5        Limitation on Time of Grant.    No Incentive Stock Option shall be granted on or after the 10th anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6        Early Dispositions.    If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift).

6.2-7        Conversion of Incentive Stock Options.    The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

6.3        Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1, above.

6.3-1        Option Price.    The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be deemed to be the last reported sale price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing on the date the option is granted, or if there has been no sale on that date, on the next date thereafter on which a sale occurs, or such other value of the Common Stock as shall be specified by the Board of Directors.

6.3-2        Duration of Options.    Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.        Stock Awards.    The Board of Directors may issue up to an aggregate of ~~1,100,000~~ [1,700,000] shares as (i) stock awards under this Section 7 and (ii) Performance Shares (as defined in Section 8 below). Stock may be issued under this Section 7 for any consideration (including promissory notes and services) determined by the Board of Directors. Stock issued under this Section 7 shall be subject to such terms, conditions and restrictions as may be determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. Common Stock issued pursuant to this Section 7 shall be subject to an agreement if required by the Board of Directors, which shall be executed by the Company and the prospective recipient of the shares before the delivery of certificates representing the shares to the recipient. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates, if any, representing the shares shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of shares under a stock award, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8.        Performance-Based Awards.    The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). The Board of Directors may issue up to an aggregate of ~~1,100,000~~ [1,700,000] shares as (i) Performance Shares under this Section 8 and (ii) stock awards under Section 7. Performance-Based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-Based Awards shall be subject to the following terms and conditions:

8.1        Award Period.    The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

8.2        Performance Goals and Payment.    The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary,

division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains and losses, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage ratio, assets under management, portfolio return, return on average equity, return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income and cash flows, or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 8.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

8.3        Computation of Payment.    During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

8.4        Maximum Awards.    No participant may be granted in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 150,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $3,000,000.

8.5        Tax Withholding.    Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company or the Employer to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

8.6        Effect on Shares Available.    The payment of a Performance-Based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan or the number of shares that may be issued pursuant to Sections 7 and 8 of the Plan. The number of shares of Common Stock reserved for issuance under the Plan and under Sections 7 and 8 of the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

9.        Changes in Capital Structure.

9.1        Stock Splits, Stock Dividends.    If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

9.2        Mergers, Reorganizations, Etc.    In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

9.2-1        Outstanding options shall remain in effect in accordance with their terms.

9.2-2        Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

9.2-3        The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

9.3    Dissolution of the Company.    In the event of the dissolution of the Company, options shall be treated in accordance with Section 9.2–3.

9.4    Rights Issued by Another Corporation.    The Board of Directors may also grant options and Performance-Based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, Performance-Based Awards and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

10.        Amendment of the Plan.    The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 9, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

11.        Approvals.     The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

12.        Employment and Service Rights.    Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by an Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by an Employer.

13.        Rights as a Shareholder.    The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

14.        Notices.    Any notices required or permitted to be given to holders of awards pursuant to the Plan shall be in writing, addressed to the most recent address on the Company’s records, and shall be deemed to be effectively given when (i) mailed by registered or certified mail with postage and fees prepaid, (ii) sent by overnight delivery service, (iii) personally delivered or (iv) sent by facsimile or electronic communication with confirmed transmission.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on May 12, 2013.

Vote by Internet
• Go to www.envisionreports.com/sfg
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	YOUR VOTE IS IMPORTANT, PLEASE VOTE TODAY.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” all Nominees in Item 1 and “FOR” Items 2, 3, & 4.

This proxy, when properly executed, will be voted in the manner directed. In the absence of specific instructions, proxies will be voted “FOR” all Nominees in Item 1 and “FOR” Items 2, 3 & 4. This proxy will be voted in the discretion of the proxies as to any other matter that may properly come before the Annual Meeting of Shareholders.

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1.	Election of Directors:
	Class II Nominees:	For	Against	Abstain			For	Against	Abstain
	01 - Debora D. Horvath	☐	☐	☐	2.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

	02 - Duane C. McDougall	☐	☐	☐	3.	Proposal to Re-Approve and Amend the Amended 2002 Stock Incentive Plan	☐	☐	☐

	03 - E. Kay Stepp	☐	☐	☐	4.	Advisory Proposal to Approve Executive Compensation	☐	☐	☐

	04 - Michael G. Thorne	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such..

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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¢	1UPX	+

            01L13F

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: www.computershare.com/investor

Step 1: Register (1st time users only)	Step 3: View your account details and perform multiple transactions, such as:
Click on “Create Login” In the blue box and follow the instructions.	• View account balances	• Change your address
	• View transaction history	• View electronic stockholder communications
Step 2: Log In (Returning users)	• View payment history	• Sell shares
Enter your User ID and Password and click the Login button.	• View stock quotes	• Check replacements

If you are not an Internet user and wish to contact StanCorp Financial Group, Inc. you may use one of the following methods:

Call: 1.800.303.3963     Write: StanCorp Financial Group, Inc., c/o Computershare, P.O. Box 43006, Providence, RI 02940

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — StanCorp Financial Group, Inc.

THIS PROXY IS SOLICITED ON

BEHALF OF THE BOARD OF DIRECTORS OF

STANCORP FINANCIAL GROUP, INC.

The undersigned hereby appoints J. Greg Ness and Holley Y. Franklin as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. (“Company”) held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 13, 2013 or any adjournment thereof. If this card is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board of Directors recommendations.

401(k) Plan Participants. If the undersigned is a participant in the Company’s 401(k) Plan and has an account in the Company Stock Fund under the Plan, the Trustees holding the assets of the Plan have agreed to vote the number of full and fractional shares equal to the undersigned’s pro-rata share of the Company stock held in the Company Stock Fund on the record date in accordance with the instructions of the undersigned. The undersigned hereby directs the Trustees to vote all such shares as indicated on the reverse side of the card. If the card is signed and returned without specific instructions for voting, the shares will be voted by the Trustees in accordance with the recommendations of the Board of Directors.

(CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE.)